SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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GREATER BAY BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2005

Dear Shareholder:

It is my pleasure to invite you to Greater Bay Bancorp’s 2005 Annual Meeting of Shareholders.

We will hold the meeting on Tuesday, May 31, 2005, at 9:30 a.m., at the Crowne Plaza Cabana Palo Alto, 4290 El Camino Real, Palo Alto, California 94306. In addition to the formal items of business, I will review the major developments of 2004 and answer any questions you may have.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Greater Bay Bancorp.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly. You may also vote electronically over the Internet or by telephone by following the instructions on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Byron A. Scordelis

Byron A. Scordelis President and Chief Executive Officer

GREATER BAY BANCORP

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Tuesday, May 31, 2005
TIME:	9:30 a.m.
PLACE:	Crowne Plaza Cabana Palo Alto 4290 El Camino Real Palo Alto, California 94306

Dear Shareholders:

At our 2005 Annual Meeting, we will ask you to vote on:

•	The election of five directors each to serve for a term of three years;

•	Approval of the Greater Bay Bancorp 2005 Long Term Incentive Plan;

•	Approval of the Greater Bay Bancorp 2005 Executive Incentive Plan;

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005; and

•	The transaction of any other business that may properly be presented at the Annual Meeting, including, if introduced at the meeting, taking action upon the resolution quoted under the heading, “Proposal 5: Shareholder Proposal to Restrict the Company’s Use of Preferred Stock,” in the accompanying Proxy Statement.

If you were a shareholder of record at the close of business on April 4, 2005, you may vote at the Annual Meeting.

Article IV, Section 2 of our Bylaws provides for the nomination of directors in the following manner:

“Nomination for election of directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the Corporation not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail (if permitted by law), no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder:

(a)	the name and address of each proposed nominee;

(b)	the principal occupation of each proposed nominee;

(c)	the number of shares of capital stock of the Corporation owned by each proposed nominee;

(d)	the name and residence address of the notifying shareholder; and

(e)	the number of shares of capital stock of the Corporation owned by the notifying shareholder.

Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman’s instructions the inspectors of election can disregard all votes cast for each such nominee. A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which directors are to be elected.” Additional information regarding shareholders recommending nominees for directors is discussed in the accompanying Proxy Statement under the heading “Consideration of Shareholder Nominees.”

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ Linda M. Iannone

Linda M. Iannone Corporate Secretary

East Palo Alto, California

Dated: April 25, 2005

i

PROXY STATEMENT FOR GREATER BAY BANCORP

2005 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2005 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Along with this Proxy Statement, we are also sending you the Greater Bay Bancorp 2004 Summary Annual Report to Shareholders and 2004 Annual Report on Form 10-K, which includes our financial statements. Greater Bay Bancorp is also referred to in this Proxy Statement as “Greater Bay” or the “Company.”

Who is Entitled to Vote?

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 25, 2005 to all shareholders entitled to vote. Shareholders who were the record owners of Greater Bay Bancorp Common Stock and Series B Preferred Stock at the close of business on April 4, 2005 are entitled to vote. On this record date, there were 51,019,449 shares of Greater Bay Bancorp Common Stock and 2,030,863 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock votes with the Common Stock on all matters presented to the common shareholders. Our Common Stock and Series B Preferred Stock are our only classes of outstanding stock. In this Proxy Statement, we refer to the Common Stock and the Series B Preferred Stock together as the “Capital Stock.”

What Constitutes a Quorum?

A majority of the outstanding shares of the Capital Stock entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the Annual Meeting if a quorum has been established. We will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the Annual Meeting.

How Many Votes Do I Have?

Each share of Common Stock entitles you to one vote. Each share of Series B Preferred Stock entitles you to 1.67 votes on all matters voted together with the Common Stock. The proxy card indicates the number of votes that you have as of the record date. When we refer to our “outstanding Capital Stock” in this Proxy Statement, we are referring to the sum of (i) the number of shares of our Common Stock outstanding on the record date and (ii) the number of shares of Series B Preferred Stock outstanding on the record date multiplied by 1.67.

How Do I Vote By Proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. You may also vote electronically over the Internet or by telephone (see below). Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all five nominees for director;

•	“FOR” approval of the Greater Bay Bancorp 2005 Long Term Incentive Plan;

•	“FOR” approval of the Greater Bay Bancorp 2005 Executive Incentive Plan;

•	“FOR” ratification of the selection of the independent registered public accounting firm for 2005; and

•	“AGAINST” the shareholder proposal regarding restrictions on the Company’s ability to issue preferred stock, if that proposal is introduced at the Annual Meeting.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

What is the Effect of Broker Non-Votes and Abstentions?

If you hold your shares of Capital Stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote your shares of Capital Stock, your broker or nominee may, in its discretion, vote your shares “FOR” the election of the nominees for director set forth in this Proxy Statement, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2005. Brokers may not use their discretionary authority to vote (broker non-votes) on the proposal to adopt the Greater Bay Bancorp 2005 Long Term Incentive Plan, on the proposal to adopt the Greater Bay Bancorp 2005 Executive Incentive Plan or on the shareholder proposal. Since the proposal to adopt the Greater Bay Bancorp 2005 Long Term Incentive Plan and the Greater Bay Bancorp 2005 Executive Incentive Plan each require the approval of a majority of the votes cast under the Internal Revenue Code and rules of The Nasdaq Stock Market, broker non-votes and abstentions will have no effect on these proposals.

California law requires the following two votes to adopt any proposal (other than the election of directors): (1) the affirmative vote of a majority of the shares represented and voting at the Annual Meeting, unless the vote of a greater number is required by law or by our Restated Articles of Incorporation and (2) the affirmative vote of at least a majority of the shares required to constitute a quorum. In determining whether the first vote under (1) has been obtained, abstentions and broker non-votes are not treated as shares voting and therefore will not affect the vote on any proposal. In determining whether the second vote under (2) has been obtained, abstentions and broker non-votes will have the effect of votes cast AGAINST the proposals to ratify our independent registered public accounting firm and on the shareholder proposal. That is, abstentions and broker non-votes will reduce the number of affirmative votes and therefore reduce the total percentage of votes the proposal might otherwise have received.

May I Vote Electronically over the Internet or by Telephone?

Shareholders whose shares are registered in their own names may vote either over the Internet or by telephone. Special instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide the instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

May I Change My Vote After I Return My Proxy?

Yes. If you fill out and return the enclosed proxy card, or vote by telephone or the Internet, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of four ways:

•	You may send to the Company’s Corporate Secretary another completed proxy card with a later date.

•	You may notify the Company’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

•	You may attend the Annual Meeting and vote in person.

•	If you have voted your shares by telephone or Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney from your nominee in order to vote at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Proposal 1:

Elect Five Directors

The five nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Our Restated Articles of Incorporation do not permit cumulative voting.

Proposal 2:

Approval of the Greater Bay Bancorp 2005 Long Term Incentive Plan	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the proposal to approve the Greater Bay Bancorp 2005 Long Term Incentive Plan.

Proposal 3:

Approval of the Greater Bay Bancorp 2005 Executive Incentive Plan	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the proposal to approve the Greater Bay Bancorp 2005 Executive Incentive Plan.

Proposal 4:

Ratify Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required to ratify the selection of the independent registered public accounting firm (which shares voting affirmatively also constitute at least a majority of the required quorum).

Proposal 5:

Shareholder Proposal to Restrict the Use of Preferred Stock

The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required to approve the shareholder proposal (which shares voting affirmatively also constitute at least a majority of the required quorum).

What are the Costs of Soliciting these Proxies?

We will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable expenses. We have hired Georgeson Shareholder Communications Inc. to seek the proxies of custodians, such as brokers, who hold shares which belong to other people. This service will cost the Company approximately $6,500.

How Do I Obtain an Annual Report on Form 10-K?

We have enclosed a copy of our 2004 Annual Report on Form 10-K with this Proxy Statement. If you would like another copy of our 2004 Annual Report on Form 10-K, we will send you one without charge. The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing them to you will be your responsibility. Please write to:

Greater Bay Bancorp

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

Attention:  James S. Westfall, Executive Vice President and

 Chief Financial Officer

In addition, the SEC maintains an Internet site at http://www.sec.gov that contains Greater Bay Bancorp’s SEC filings.

INFORMATION ABOUT GREATER BAY BANCORP STOCK OWNERSHIP

The Securities and Exchange Commission has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it directly, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares that a person has the right to acquire within 60 days of April 4, 2005. Two or more persons might count as beneficial owners of the same share.

How Much of Greater Bay Bancorp’s Capital Stock is Owned by Directors, Executive Officers and Greater than 5% Shareholders?

The following table shows, as of April 4, 2005, beneficial ownership of Greater Bay Bancorp Common Stock by each of Greater Bay Bancorp’s directors, nominees for director, the named executive officers, our directors and executive officers as a group, and persons known to us who own more than 5% of our Common Stock. Unless otherwise indicated in the table below (and except for any share ownership arising under community property laws), no person shares beneficial ownership of the same Greater Bay Bancorp Common Stock with anyone else.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Percentage of Class
Frederick J. de Grosz (2)	455,321	0.88%
John M. Gatto (3)	153,992	0.30%
David L. Kalkbrenner (4)	404,021	0.79%
Daniel G. Libarle (5)	49,927	0.10%
Arthur K. Lund (6)	135,434	0.27%
George M. Marcus (7)	315,320	0.62%
Duncan L. Matteson (8)	284,900	0.56%
Glen McLaughlin (9)	74,284	0.15%
Linda R. Meier (10)	31,400	0.06%
Byron A. Scordelis (11)	72,998	0.14%
Donald H. Seiler (12)	293,588	0.57%
James C. Thompson (13)	126,752	0.25%
Colleen Anderson	5,000	0.01%
Peggy Hiraoka (14)	10,000	0.02%
Gregg A. Johnson (15)	89,630	0.18%
Kenneth A. Shannon (16)	13,000	0.03%
James S. Westfall (17)	9,000	0.02%
All directors and executive officers as a group (19 persons) (18)	2,583,396	4.98%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105 (19)	3,899,795	7.64%

Ariel Capital Management, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601 (20)	5,083,733	9.96%

(1)	Includes shares issuable upon the exercise of stock options exercisable within 60 days of April 4, 2005. Shares of Greater Bay Bancorp Common Stock issuable upon exercise of stock options exercisable within 60 days of that date are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)	Represents shares of Common Stock into which the shares of Series B Preferred Stock owned by Mr. de Grosz are convertible within 60 days of April 4, 2005. Includes 3,200 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(3)	Includes 67,100 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(4)	Includes 158,848 shares held directly by Mr. Kalkbrenner, 10,110 shares in his 401(k) plan account and 235,063 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(5)	Includes 18,062 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(6)	Includes 21,006 shares held directly by Mr. Lund, 94,428 shares held by Mr. Lund as co-trustee of a trust and 20,000 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005. Mr. Lund disclaims beneficial ownership of the shares held as co-trustee.

(7)	Includes 32,600 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(8)	Includes 89,100 shares held jointly with Mr. Matteson’s spouse as trustees of the Matteson Family Trust and 121,800 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(9)	Includes 45,600 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(10)	Includes 3,000 shares held directly by Ms. Meier, 2,800 shares held by Ms. Meier as trustee of the Meier Family Trust, 11,000 shares held by Ms. Meier in trust and 14,600 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(11)	Includes 53,998 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(12)	Includes 247,988 shares held jointly with Mr. Seiler’s spouse as trustees of the Seiler Family Trust and 45,600 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(13)	Includes 14,600 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(14)	Includes 5,000 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(15)	Includes 83,599 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(16)	Includes 13,000 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(17)	Includes 4,000 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(18)	Includes 826,382 shares issuable upon the exercise of options exercisable within 60 days of April 4, 2005.

(19)	Based on a Schedule 13G filed with the SEC on February 14, 2005, as of December 31, 2004. Includes 2,959,015 shares beneficially owned by Barclays Global Investors, NA, 881,408 shares beneficially owned by Barclays Global Fund Advisors, and 59,372 shares beneficially owned by Barclays Bank PLC.

(20)	Based on a Schedule 13G filed with the SEC on February 14, 2005, as of December 31, 2004.

The following table shows, as of April 4, 2005, beneficial ownership of our Series B Preferred Stock by the only director, nominee for director or executive officer who owns shares of Series B Preferred Stock (Mr. de Grosz) and by the three other persons known to us who own more than 5% of such stock.

Name of Beneficial Owner	Shares of Series B Preferred Stock Beneficially Owned
	Number of Shares	Percentage of Class
Frederick J. de Grosz c/o ABD Insurance and Financial Services 305 Walnut Street Redwood City, California 94063	270,731	13.3%

Bruce Basso c/o ABD Insurance and Financial Services 305 Walnut Street Redwood City, California 94063	297,451	14.6%

UBS Warburg LLC UBS Securities, LLC UBS Financial Services, Inc. UBS, AG, London c/o 677 Washington Blvd. Stamford, Connecticut 06901	315,172	15.5%

James Hall c/o ABD Insurance and Financial Services 305 Walnut Street Redwood City, California 94063	143,927	7.1%

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board continually reviews its governance policies and practices, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of The Nasdaq Stock Market, to ensure that such policies and practices are compliant and up to date.

Corporate Governance Guidelines

Our corporate governance guidelines provide for, among other things:

•	A Board consisting predominantly of non-management directors and a substantial majority of whom are independent directors;

•	Periodic executive sessions of non-management directors;

•	An Audit Committee, Compensation Committee and Board Governance and Nominating Committee consisting entirely of independent directors;

•	An annual self-evaluation process for the Board and its committees;

•	Director education and orientation;

•	Ethical conduct of directors and adherence to a duty of loyalty to the Company; and

•	Establishment of a management succession plan.

Board Qualification and Selection Process

Our corporate governance guidelines contain Board membership criteria that apply to all Board Governance and Nominating Committee-recommended nominees for a position on our Board. Under these criteria, members of the Board should possess the highest personal and professional ethics and integrity and be devoted to representing the best interests of Greater Bay and its shareholders. Members of the Board should have a meaningful ownership interest in Greater Bay stock and are expected to act in a manner consistent with the duties of care and loyalty owed to the Company. New directors elected or appointed to the Board after January 1, 2004 will be required to resign after the expiration of the elected term during which they turn 75 years of age. This mandatory retirement age does not apply to those directors in office as of December 31, 2003.

Other important factors the Board Governance and Nominating Committee will consider include current knowledge, experience and contacts in Greater Bay’s industries and other industries relevant to Greater Bay’s business, ability to work together with other Board members, ability to serve as a significant and active resource for referrals and business development and the ability to commit adequate time to serve as a director of Greater Bay.

One of the goals of the Board Governance and Nominating Committee is to maintain a strong and experienced Board by annually assessing the Board’s business background. We seek to have a Board of Directors with a diversity of experiences in business, finance, public service and other areas relevant to our business, and who bring diverse perspectives and backgrounds to the Company. The Board Governance and Nominating Committee will conduct an annual assessment of the composition of the Board, and will advise the Board on any proposed changes or enhancements to Board composition and structure. If the Board agrees that the proposed changes or enhancements are necessary, the Board Governance and Nominating Committee will undertake a search process. The Board Governance and Nominating Committee has the authority to retain a search firm to identify director candidates.

Consideration of Shareholder Nominees

The policy of the Board Governance and Nominating Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board of Directors. In evaluating potential nominees, the Board Governance and Nominating Committees will look at the same factors described under the heading “Board Qualification and Selection Process” above. Recommendations must be submitted in writing to the attention of the Chair of the Board Governance and Nominating Committee at the following address, and should include a detailed resume:

Chair, Board Governance and Nominating Committee

Greater Bay Bancorp

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

The Board Governance and Nominating Committee will then screen potential candidates to determine if they meet the qualification criteria. For those candidates who meet the criteria, the Committee will conduct a due diligence review of the candidates’ qualifications and interview the candidate if he or she is not already known to the committee.

Additional procedures for shareholders to directly nominate directors is set forth in the Notice of 2005 Annual Meeting of Shareholders.

Executive Sessions

Executive sessions of non-management directors and separate executive sessions of independent directors are held on a regular basis. The executive sessions of non-management directors are chaired by the Chairman of the Board. The executive sessions of the independent directors are chaired by a presiding director selected by the independent directors at each session.

Attendance at Annual Meetings

The Board encourages all members to attend the annual meeting of shareholders. At the 2004 annual meeting of shareholders, all Board members attended the annual meeting.

Communications with the Board

Individuals may communicate with the Board of Directors, including a committee of the Board or individual directors by writing to the following address:

Greater Bay Bancorp

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

Attention: Corporate Secretary

All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the Chairman of the Board reasonably believes communication with the entire Board of Directors is not appropriate or necessary or unless the communication is addressed solely to a specific committee or an individual director.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

Greater Bay Bancorp’s Bylaws currently permit the number of Board members to range from 11 to 21, leaving the Board authority to fix the exact number of directors within that range. The Board has fixed the exact number of directors at 12. The Board of Directors has determined that all of its directors, except for Mr. Scordelis, Mr. de Grosz, Mr. Kalkbrenner and Mr. Matteson, are “independent” as defined by the applicable rules and regulations of The Nasdaq Stock Market.

The Board held 12 meetings during 2004. Each incumbent director attended at least 75% of the total number of Board meetings plus meetings of the standing committees on which that particular director served.

The Committees of the Board

The Board may delegate portions of its responsibilities to committees of its members. These standing committees of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has five standing committees: the Audit Committee, Compensation Committee (which has an Executive Compensation Subcommittee), Executive Committee, Asset-Liability Management Committee, and Board Governance and Governance and Nominating Committee. The charters of the Audit, Compensation and Board Governance and Nominating Committees are available on our website at www.gbbk.com.

Audit Committee.    Greater Bay has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee Charter adopted by the Board sets out the responsibilities, authority and specific duties of the Audit Committee. The Audit Committee Charter was included in the proxy statement for our 2004 annual meeting of shareholders. Pursuant to the charter, the Audit Committee has the following primary duties and responsibilities:

•	To monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	To monitor the qualifications and independence of our independent registered public accounting firm;

•	To monitor the performance of our independent and internal audit functions; and

•	To provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the independent auditors as well as anyone in the Greater Bay organization. The Audit Committee has the ability to retain special legal or accounting experts, or such other consultants, advisors or experts it deems necessary in the performance of its duties and shall receive appropriate funding from the Company for payment of compensation to any such person. The Audit Committee works closely with management and our independent auditors. The Audit Committee consists of Messrs. Seiler (Chairman), Libarle and McLaughlin each of whom is “independent,” as defined by the rules and regulations of The Nasdaq Stock Market. The Board of Directors has designated Messrs. Seiler and McLaughlin as “audit committee financial experts,” as that term is defined by SEC regulations issued under the Sarbanes-Oxley Act of 2002. The Audit Committee held 17 meetings during 2004.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of Greater Bay Bancorp.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Greater Bay Bancorp’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent registered public accounting firm.

In discharging its oversight responsibility, the Audit Committee hereby reports as follows:

1. The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the independent registered public accounting firm for Greater Bay Bancorp. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

2. The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

3. The Audit Committee has obtained from the independent registered public accounting firm a formal written statement describing all relationships between Greater Bay Bancorp and such firm that bear on the firm’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with the independent registered public accounting firm any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the firm’s independence.

4. Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

Donald H. Seiler, Chairman

Daniel G. Libarle

Glen McLaughlin

Compensation Committee.    Greater Bay has a separately designated Compensation Committee, which consists entirely of independent directors as defined by the rules and regulations of The Nasdaq Stock Market. Pursuant to its charter, the Compensation Committee has the following responsibilities:

•	Review and approve our compensation philosophy;

•	Review industry compensation practices and our relative compensation positioning;

•	Issue an annual report on executive compensation for inclusion in our proxy statement;

•	Annually review director compensation and recommend to our board for approval the form and amount of director compensation;

•	Review and approve our compensation programs, plans and awards;

•	Administer our short-term and long-term incentive plans and other stock or stock-based plans; and

•	Review and approve general employee welfare benefit plans and other plans on an as needed basis.

During 2004, the Compensation Committee held 12 meetings and the Executive Compensation Subcommittee held 3 meetings. Messrs. Gatto, Lund, McLaughlin and Seiler are members of the Compensation Committee.

Board Governance and Nominating Committee.    The purposes of the Board Governance and Nominating Committee include: (1) identifying individuals qualified to become Board members and making recommendations to the full Board of candidates for election to the Board; (2) recommending to the Board corporate governance guidelines; (3) leading the Board in an annual review of its performance; and (4) recommending director appointments to Board committees. Mr. Gatto chairs the Board Governance and Nominating Committee, and Ms. Meier serves as the Vice-Chair. The other members of the committee are Messrs. Libarle, Lund and Marcus. All of the members of the Board Governance and Nominating Committee are “independent” directors as defined by the rules and regulations of The Nasdaq Stock Market. The Board Governance and Nominating Committee held 5 meetings during 2004.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee serves or has served as an officer or employee of Greater Bay Bancorp or its subsidiaries. In addition, Mr. Seiler has an interest in a building leased by Greater Bay Bank, National Association, a subsidiary of the Company (referred to herein as Greater Bay Bank). See “Certain Relationships and Related Transactions.”

Section 16(a) Beneficial Ownership Reporting Compliance by Directors and Executive Officers

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports with the SEC and The Nasdaq Stock Market on changes in their beneficial ownership of Greater Bay Bancorp Capital Stock, and to provide the Company with copies of the reports.

Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2004 fiscal year, except for one late Form 4 filing by Mr. Marcus related to one transaction. In addition, former director Warren Thoits had one late filing relating to two transactions, former director T. John Whalen had one late filing relating to one transaction and former officer Shawn Saunders had one late filing relating to one transaction.

How We Compensate Directors

Greater Bay Bancorp has a policy of compensating directors for their service on the Board and for their attendance at committee meetings. In 2004, Mr. Matteson, as Chairman of the Board, received an annual retainer of $82,000 and Mr. Gatto, as a Vice Chairman of the Board, received an annual retainer of $34,000. All other non-officer directors received annual retainers of $22,000. In addition, each non-officer director receives $667 for each regular Board meeting attended. Mr. Scordelis does not receive any compensation as a director. His compensation is discussed below in the section entitled “How We Compensate Executive Officers.”

In 2004, non-officer committee members received annual retainers as follows: (i) Audit Committee, $14,000; (ii) Executive Committee, $22,000; (iii) Compensation Committee, $4,000; (iv) Loan Committee,

$18,000; (v) Asset-Liability Management Committee, $10,000; (vi) Marketing Committee, $2,000; (vii) Trust Oversight Committee, $4,000; and (viii) Board Governance and Nominating Committee, $2,000. The Chairmen of these committees received additional annual retainers in 2004, as follows: (a) Audit, $30,000; (b) Asset-Liability Management, $16,000; (c) Marketing, $6,000; (d) Trust Oversight Committee, $4,000; and (e) Board Governance and Nominating and Compensation Committees, $10,000 combined. Members of the Executive Committee, Audit Committee, Compensation Committee and Asset-Liability Management Committee also receive $500 for special meetings attended. The total compensation for the Greater Bay Bancorp Board of Directors in 2004, including committee fees, was $1,173,504.

In addition, directors are eligible to participate in Greater Bay Bancorp’s 1996 Stock Option Plan. For their contributions in 2004, non-officer directors received restricted stock grants, as follows: Mr. Matteson, 10,000 shares; Mr. Gatto, 5,500 shares; Mr. Seiler, 9,000 shares; Messrs. Kalkbrenner and McLaughlin, 4,000 shares each; and Messrs. Libarle, Lund, Marcus and Thompson and Ms. Meier, 3,000 shares each. The restrictions lapse 50% annually over a two-year period. Directors are also entitled to the protection of certain indemnification provisions in Greater Bay Bancorp’s Restated Articles of Incorporation, Bylaws and indemnification agreements.

Certain Relationships and Related Transactions

Greater Bay Bank has had and expects in the future to have banking transactions in the ordinary course of business with our directors and officers or associates of our directors and officers. We may also have banking transactions with corporations of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions have taken place and will take place on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with others, and comply with the provisions of the Sarbanes-Oxley Act of 2002. We believe that these transactions involving loans did not present more than the normal risk of noncollectibility or present other unfavorable features.

Greater Bay Bank leases its offices at 420 Cowper Street, Palo Alto, California 94301 from MPB Associates, LLC. A director of Greater Bay Bancorp, Mr. Seiler owns a 10% non-controlling member interest in MPB Associates, LLC. The managing member of MPB Associates, LLC is Matteson Real Estate Equities, Inc. in which Mr. Matteson has a 47% ownership interest. The lease has been extended through January 2010. Greater Bay Bank pays monthly rent of $77,500 for the leased space, subject to an annual rent adjustment of 3.5%. Additionally, Greater Bay Bank pays real property taxes, utilities and building insurance, to the extent they exceed, on an annual basis, $1.40 per rentable square foot, $1.60 per rentable square foot, and $0.17 per rentable square foot, respectively. The lease also contains a provision granting Greater Bay Bank a right of first refusal to purchase the building during the term of the lease upon the same terms and conditions that the landlord is willing to accept from a third party.

ABD, a wholly owned subsidiary of Greater Bay, leases its offices at 305 Walnut Street, Redwood City, California 94063, from 305 Walnut Associates, LLC. That entity is owned 50% by Matteson Real Estate Equities, Inc. and 50% by 305 Walnut Partners. Two directors of Greater Bay, Messrs. Matteson and de Grosz, have ownership interests in 305 Walnut Associates, LLC. Mr. Matteson owns 47% of Matteson Real Estate Equities, Inc. and, therefore, 23.5% of 305 Walnut Associates, LLC. Mr. de Grosz owns 25% of 305 Walnut Partners and, therefore, 12.5% of 305 Walnut Associates, LLC. The lease term extends through November 12, 2010. ABD pays a monthly rent of $223,000 (subject to an annual rent adjustment of 3%) and all property taxes and operating expenses associated with the leased premises. The lease also provides for a rent adjustment beginning in 2006 based on the greater of (a) the base rent as then in effect or (b) 90% of the fair market rental value at that time.

ABD has also entered into a lease dated December 2, 2002, with 42 Natomas Park Drive, LLC for office space in Sacramento, California. Mr. de Grosz has a 7.14% interest in 42 Natomas Park Drive, LLC. Under the lease, ABD pays a monthly rent of $82,000 (subject to an annual rent adjustment of 3%) and all property taxes and operating expenses associated with the leased premises. The lease term extends through August 2013.

Executive Officers

Set forth below are the names and five-year biographies of Greater Bay Bancorp’s current executive officers.

Name and Age	Principal Occupation and Business Experience
Byron A. Scordelis (55)	President, Chief Executive Officer and a director. Between May 2001 and October 7, 2003, he served as Senior Executive Vice President and Chief Operating Officer of Greater Bay Bancorp. On October 7, 2003, Mr. Scordelis was appointed President of Greater Bay Bancorp, and on January 1, 2004, he also became Chief Executive Officer and a Director of Greater Bay Bancorp. Mr. Scordelis also serves as President and Chief Executive Officer of Greater Bay Bank. He was employed by Wells Fargo Bank, N.A. from 1998 to 2001 as the Regional President of the San Francisco Bay Area Region and Corporate Executive Vice President. From 1988 to 1998, Mr. Scordelis served as the President and Chief Executive Officer of EurekaBank. He currently serves as a member of the Local Agency Investment Fund Advisory Board for the State of California, the Board of Directors of the California Bankers’ Association, and the Board of Regents of Santa Clara University.

James S. Westfall (52)	Executive Vice President and Chief Financial Officer since May 2004. From 2000 to April 2004, Mr. Westfall served as Chief Financial Officer of Chela Financial. From 1983 to 1999, Mr. Westfall held various positions with BankAmerica Corporation, most recently as Senior Vice President and Assistant Treasurer. From 1978 to 1983 he served as Manager of Financial Analysis and Planning for Itel Corporation.

Peggy Hiraoka (50)	Executive Vice President, Human Resources since September 2003. From 2000 to September 2003, Ms. Hiraoka was in charge of her own employee relations, compensation programs and organizational development consulting firm. From April 1998 to May 2000, she served as Executive Director of Human Resources at Stanford University. From 1988 to 1997, she served as Executive Vice President and Chief Administrative Officer at EurekaBank. Prior to EurekaBank, Ms. Hiraoka held various human resources and administrative positions at Bank of America from 1973-1988.

Colleen Anderson (49)	Executive Vice President and President of Greater Bay’s Community Banking Group. Ms. Anderson previously served as the Regional President of Wells Fargo Bank’s Southern California Community Banking Group and Executive Vice President and head of Business Banking in California. Earlier, Ms. Anderson managed Well Fargo’s business banking activities in its nine western states prior to the 1998 merger with Norwest Bank. Before moving into business banking, Ms. Anderson served as district manager for Wells Fargo offices located in Los Angeles and San Francisco. Beginning in 1976, Ms. Anderson held various positions with Crocker Bank.

Kenneth A. Shannon (52)	Executive Vice President and Chief Risk Officer since December 2002. Mr. Shannon previously served as Executive Vice President and Chief Credit Officer of California Federal Bank from March 2001 to December 2002, Senior Vice President and Credit Policy Director from October 1994 to March 2001 and First Vice President and Risk Asset Review Director from August 1993 to October 1994. From 1986 until 1993, Mr. Shannon held positions with the Office of Thrift Supervision, including Assistant Regional Director from March 1991 to August 1993.

Name and Age	Principal Occupation and Business Experience
Linda M. Iannone (47)	Senior Vice President, General Counsel and Corporate Secretary since October 1998. From November 1996 to September 1998, Ms. Iannone served as Associate General Counsel of Aames Financial Corporation, a mortgage banking company located in Los Angeles, California. Prior to joining Aames, she practiced corporate, securities and banking law with Manatt, Phelps & Phillips LLP in the firm’s Washington, D.C. office, as an associate from 1987 to 1991 and as a partner from 1992 to 1996. Previously, she was an attorney advisor with the U.S. Department of Housing and Urban Development and the U.S. Department of Health and Human Services.

Kamran F. Husain (39)	Senior Vice President, Controller and Chief Accounting Officer. Mr. Husain joined Greater Bay Bancorp in April 1999 as Senior Vice President of Finance and Risk Management and has subsequently held roles in corporate development, accounting, financial reporting and planning. From August 1993 to April 1999, he held various positions with PricewaterhouseCoopers LLP, most recently as Senior Audit Manager. Prior to that time, he worked as a Financial Analyst with Kidder Peabody in New York.

How We Compensate Executive Officers

Summary Compensation.    The following table summarizes information about compensation paid to or earned by our Chief Executive Officer, Byron A. Scordelis during 2004. It also summarizes the compensation paid to or earned by our four most highly compensated executive officers who earned salary and bonus compensation in excess of $100,000 during 2004 and were serving as executive officers at December 31, 2004. In all cases, the officers concerned earned all the compensation shown for their services, in all their capacities, to Greater Bay Bancorp or its subsidiaries during the years 2004, 2003 and 2002.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards			All Other Compensation (5) ($)
Name and Principal Position	Year	Salary (1) ($)		Bonus (2) ($)		Other Annual Compensation (3) ($)		Restricted Stock Awards (4) ($)		Securities Underlying Options (4) (#)
Byron A. Scordelis President & Chief Executive Officer	2004 2003 2002	$ $ $	575,000 385,000 376,667	$ $ $	300,000 375,000 350,000	$ $ $	15,884 17,945 12,000	$ $	289,200 85,900 —	50,000 40,000 —	$ $ $	12,992 25,671 105,071

James S. Westfall (6) Executive Vice President and Chief Financial Officer	2004		$233,333		$150,000		$26,998		$138,450	20,000		—

Kenneth A. Shannon (7) Executive Vice President and Chief Risk Officer	2004 2003 2002	$ $ $	275,000 250,700 10,417	$ $ $	240,000 200,000 75,000	$ $ $	12,000 12,000 500		— — —	25,000 5,000 —	$ $	8,202 2,838 —

Gregg A. Johnson Executive Vice President, Business Technology Services	2004 2003 2002	$ $ $	285,000 285,000 285,000	$ $ $	75,000 150,700 150,000	$ $ $	21,113 12,000 12,000		— — —	15,000 20,000	$ $ $	11,301 10,595 9,549

Peggy Hiraoka (8) Executive Vice President, Human Resources	2004 2003	$ $	240,000 80,000	$ $	200,000 60,000	$ $	12,000 4,000	$	— 109,900	10,000 15,000	$ $	8,997 3,806

(1)	Annual salary includes cash compensation earned and received by executive officers as well as base salary amounts earned but deferred at the election of those officers under Greater Bay Bancorp’s 401(k) Plan and Deferred Compensation Plan.

(2)	Amounts indicated as bonus payments were earned for performance during 2004, 2003 and 2002 but paid in the first quarters of 2005, 2004 and 2003, respectively. Also included in amounts indicated as bonus payments are any bonus amounts deferred at the election of those officers under Greater Bay Bancorp’s Deferred Compensation Plan.

(3)	No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer’s total annual salary and bonus during 2004, 2003 and 2002. Amounts shown are as follows.

Mr. Scordelis (a) for 2004: $12,000 for car allowance and $3,884 for country club dues; (b) for 2003: $12,000 for car allowance and $5,945 for country club dues; and (c) 2002: $12,000 for car allowance.

Mr. Westfall amounts are $8,000 for car allowance and $18,998 for temporary housing.

Mr. Shannon’s amounts are for car allowance.

Mr. Johnson (a) for 2004: $12,000 for car allowance and $9,113 for payout of accrued vacation in excess of the annual cap; and (b) for 2003 and 2002: $12,000 for car allowance.

Ms. Hiraoka’s amounts are for car allowance.

(4)	As of December 31, 2004, the following executive officers held shares of restricted stock in the amounts indicated:

	Number of Shares of Restricted Stock	Aggregate Value of Shares of Restricted Stock
Byron A. Scordelis	12,000	$334,560
James S. Westfall	5,000	$139,400
Peggy Hiraoka	4,000	$111,520

(5)	Amounts shown for Mr. Scordelis include (a) for 2004, $8,125 in 401(k) plan matching contributions and $4,867 in imputed value of split dollar life insurance; (b) for 2003, $7,500 in 401(k) plan matching contributions, $4,230 in imputed value of split dollar life insurance and $13,941 in excess accrued interest on deferred compensation; and (b) for 2002, $100,000 in a signing bonus and $5,071 in excess accrued interest on deferred compensation.

Amounts shown for Mr. Shannon include (a) for 2004, $8,125 in 401(k) plan matching contributions and $77 in imputed value of split dollar life insurance; and (b) for 2003, $2,838 in imputed value of split dollar life insurance.

Amounts shown for Mr. Johnson include, (a) for 2004, $8,125 in 401(k) plan matching contributions, $726 in long-term disability insurance premiums and $2,450 in imputed value of split dollar life insurance; (b) for 2003, $7,500 in 401(k) plan matching contributions, $726 in long-term disability insurance premiums, $1,680 in imputed value of split dollar life insurance and $825 in excess accrued interest on deferred compensation; and (c) for 2002, $6,875 in 401(k) plan matching contributions, $725 in long-term disability insurance premiums, $1,560 in imputed value of split dollar life insurance and $414 in excess accrued interest on deferred compensation.

Amounts for Ms. Hiraoka include (a) for 2004, $8,125 in 401(k) plan matching contributions and $872 in imputed value of split dollar life insurance; and (b) for 2003, $3,806 in 401(k) plan matching contributions.

(6)	Mr. Westfall joined the Company in May 2004.

(7)	Mr. Shannon joined the Company in December 2002.

(8)	Ms. Hiraoka joined the Company in September 2003.

Option Grants in 2004.    Greater Bay granted stock options in 2004 to our named executive officers as set forth below. All options were granted pursuant to our 1996 Stock Option Plan.

Option/SAR Grants in 2004 (1)

	Individual Grants
Name	Number of Securities Underlying Option/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
					5%	10%
Byron A. Scordelis	50,000	5.0%	$28.92	1/19/14	$1,380,458	$3,054,662
James S. Westfall	20,000	2.0%	$27.69	5/24/14	$573,802	$1,241,718
Kenneth A. Shannon	25,000	2.5%	$28.92	1/19/14	$454,691	$1,152,276
Gregg A. Johnson	15,000	1.5%	$28.92	1/19/14	$272,814	$691,365
Peggy Hiraoka	10,000	1.0%	$28.92	1/19/14	$181,876	$460,910

(1)	Under the Greater Bay Bancorp 1996 Stock Option Plan, as amended, options and restricted stock may be granted to directors and key, full-time salaried officers and employees of Greater Bay Bancorp or its subsidiaries. Options granted under the 1996 Stock Option Plan are either incentive options or non-statutory options. Options granted under the 1996 Stock Option Plan become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options and restricted stock granted under the 1996 Stock Option Plan are adjusted to protect against dilution in the event of certain changes in Greater Bay Bancorp’s capitalization, including stock splits and stock dividends. All options granted to executive officers have an exercise price equal to the fair market value of Greater Bay Bancorp’s Common Stock on the date of grant.

Aggregated Option Exercises and Option Values.    The following table sets forth the specified information concerning exercises of options to purchase Greater Bay Bancorp Common Stock in the fiscal year ended December 31, 2004 and unexercised options held as of December 31, 2004 by the persons named in the Summary Compensation Table.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/04		Value of Unexercised In-the-Money Options at 12/31/04 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Byron A. Scordelis	—	—	32,000	98,000	$145,720	$382,480
James S. Westfall	—	—	—	20,000	—	$3,800
Kenneth A. Shannon	—	—	7,000	38,000	$75,918	$148,126
Gregg A. Johnson	10,000	$134,425	76,600	42,600	$502,806	$188,400
Peggy Hiraoka	—	—	3,000	22,000	$17,700	$70,800

(1)	Based on the closing price of Greater Bay Bancorp Common Stock on December 31, 2004, which was $27.88.

Equity Compensation Plans

The following table summarizes information as of December 31, 2004 relating to equity compensation plans of Greater Bay pursuant to which grants of options, restricted stock, or other rights to acquire shares may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	6,706,134	$21.12	7,388,315
Equity compensation plans not approved by security holders (1)	5,696	9.07	—

Total	6,711,830	$22.76	7,388,315

(1)	The sole equity compensation plan not previously submitted to Greater Bay shareholders for approval is the Mt. Diablo Bancshares 1992 Stock Option Plan, as amended, which was assumed by Greater Bay in January 2000 in connection with Greater Bay’s acquisition of Mt. Diablo Bancshares and Mt. Diablo National Bank. Pursuant to this plan, options were originally available for grant to original Mt. Diablo employees, directors and organizers at no less than the fair market value of the stock subject to the option at the date of grant. As of December 31, 2004, no additional Greater Bay shares were available for issuance under the plan.

Employment Contracts, Change in Control Arrangements and Termination of Employment

Employment Contracts.    Effective January 1, 2004, the Company entered into a five-year employment agreement with Byron A. Scordelis, our President and Chief Executive Officer. The agreement provides for, among other things (a) a base salary of no less than $575,000 per year, which the Board may adjust annually in its discretion; (b) bonus compensation at the discretion of the Compensation Committee based on the Company’s pre-tax net profits; (c) a disability insurance policy, the premiums of which (up to a maximum of $5,000 per year) will be paid by the Company; (d) the grant of an option to purchase 50,000 shares of Common Stock and a restricted stock grant of 10,000 shares at the first Compensation Committee meeting following the effective date of the Agreement, with future option grants or restricted stock grants in the sole discretion of the Board of Directors; (e) five weeks annual vacation; (f) an automobile allowance of $1,000 per month; (g) supplemental retirement benefits (see “Supplemental Executive Retirement Plan” below); and (h) reimbursement for ordinary and necessary expenses incurred by Mr. Scordelis in connection with his employment, including country club and health club dues. Greater Bay may terminate the agreement with or without cause.

Upon Mr. Scordelis’ involuntary termination of employment for any reason (other than for cause) or voluntary termination for good reason, Mr. Scordelis will be entitled to receive severance benefits equal to 30 months of base salary at the rate in effect immediately preceding the termination and an amount equal to three times the average of any annual or incentive bonuses paid to him over the three years immediately preceding such termination. In addition, all restricted stock, stock options and other equity incentives held by Mr. Scordelis would immediately vest. As defined in the agreement, “good reason” means (i) any diminution in Mr. Scordelis’ title, position, duties or responsibilities; (ii) any adverse change in his base salary; (iii) any relocation outside of the San Francisco Bay Area or (iv) any material breach of the agreement by the Company.

In the event of an involuntary termination of employment for any reason (other than for cause) or any event occurs which, among other things, constitutes a demotion, significant diminution or constructive termination of Mr. Scordelis’ employment within two years of a change in control of Greater Bay, Mr. Scordelis will be entitled to receive severance pay equal to 36 months of base salary at the rate in effect immediately preceding the termination plus an amount equal to three times the average of any annual or incentive bonus paid to him over the three years immediately preceding such termination. In addition, Mr. Scordelis is entitled to receive this change in control payment in the event he voluntarily terminates his employment for any reason within 30 days immediately following the expiration of the sixth month following a change in control. Any change in control severance payment shall be increased to provide Mr. Scordelis with substantially the same economic benefit he would otherwise be entitled to in the event any portion of the amounts owed to Mr. Scordelis is subject to an excise tax.

Change in Control Plans.    The Greater Bay Bancorp Board of Directors has adopted the Greater Bay Bancorp Change in Control Pay Plan I and the Greater Bay Bancorp Change in Control Pay Plan II, as amended and restated effective January 1, 2005 to provide eligible employees and key executives with severance benefits upon their termination of employment on account of a change in control.

The plans define change in control as a sale or change in ownership of Greater Bay Bancorp and provide participants with a severance benefit based on the participant’s title or position with Greater Bay Bancorp or a subsidiary as of the date he or she terminates employment in connection with a change in control. “Pay” for purposes of the plans means the annual salary paid to an employee and the average bonus paid to the employee in the three most recent years. Under the Change in Control Plan II, the executive officers would be entitled to receive a severance benefit equal to 30 months of Pay plus an amount equal to any excise taxes that may be imposed on them.

Severance Plans.    The Greater Bay Bancorp Board has also adopted the Greater Bay Bancorp Severance Plan I (formerly, the Greater Bay Bancorp Termination and Layoff Pay Plan I) and the Greater Bay Bancorp Severance Plan II (formerly the Greater Bay Bancorp Termination and Layoff Pay Plan II), as amended and restated as of January 1, 2005. The plans provide each participant with a severance benefit based on the participant’s pay, full years of service with Greater Bay Bancorp or a subsidiary, and his or her title or position in Greater Bay Bancorp or the subsidiary as of the date of his or her involuntary termination of employment due to layoff. “Pay” for purposes of the plans means the annual salary paid to an employee.

Under the Severance Plan II, Messrs. Westfall, Shannon, and Johnson and Ms. Hiraoka would be entitled to a severance benefit of no more than 18 months of Pay. Severance benefits that would be payable to Mr. Scordelis are covered by his employment agreement (see above).

Retirement Agreement.    On December 1, 2003, we entered into a Consulting Agreement with Mr. Kalkbrenner in conjunction with his retirement from Greater Bay as President and Chief Executive Officer. Pursuant to this Agreement, Mr. Kalkbrenner has agreed to serve as a consultant to Greater Bay for two years commencing on January 1, 2004. Mr. Kalkbrenner is paid $26,000 per month for providing approximately 80 hours per month of consulting services for the first 12 months of the agreement and $13,000 per month for providing approximately 40 hours per month of consulting services for the last 12 months of the agreement. Mr. Kalkbrenner will be eligible for a bonus at the discretion of the Board of Directors and receives the same meeting fees as other members of the Board and Board Committees (see “How We Compensate Directors”). Mr. Kalkbrenner’s authorized expenses are reimbursed as well as the cost of monthly overhead charges, including any rent on office space which is not provided by the Company.

Greater Bay also pays Mr. Kalkbrenner’s country club membership dues for the first year of the term of the consulting agreement. The Company transferred to Mr. Kalkbrenner the country club membership purchased by the Company when he served as President and Chief Executive Officer. In addition, Greater Bay will pay 50% of the premiums for disability insurance coverage Greater Bay will obtain for the full term of Mr. Kalkbrenner’s consulting agreement. While Mr. Kalkbrenner serves on the Company’s Executive Committee, he will be granted annually an option for the number of shares granted Executive Committee members. In the event of a change in control of Greater Bay during the term of the Agreement, Mr. Kalkbrenner will be entitled to an amount equal to three times the cumulative monthly consulting compensation payable over the 24-month term of the Agreement.

Any change in control severance payment will be increased to provide Mr. Kalkbrenner with substantially the same economic benefit he would otherwise be entitled to under the Agreement in the event any portion of the amounts owed to Mr. Kalkbrenner is subject to an excise tax.

Greater Bay Bancorp’s Stock Option Plan.    The Greater Bay Bancorp Board of Directors has adopted the Greater Bay Bancorp Amended and Restated 1996 Stock Option Plan, referred to as the “Option Plan.” Options and restricted stock granted under the Option Plan contain a provision that takes effect upon a “change in control” of Greater Bay Bancorp. Prior to the occurrence of any such change in control, all options granted under the Option Plan will become immediately exercisable and all restrictions on restricted stock will immediately lapse.

Supplemental Executive Retirement Plan.    The Company maintains a defined benefit supplemental employee retirement plan (SERP) for its executive officers and certain other employees. The SERPs are unfunded and are not qualified under IRC Section 401(a). Under these agreements, the Company is generally obligated to provide for each such employee who continues in employment for a specified period, or, if earlier, until the employee’s total disability or our change in control, a monthly benefit beginning at the employee’s retirement and continuing for the employee’s life in the amount defined or determined in each agreement. In most cases, a related split-dollar life insurance agreement provides a death benefit for the employee’s spouse or other beneficiaries. Certain current and former executive employees have additional supplemental retirement benefits that are funded through secular trusts. The Company is obligated to make annual contributions to the secular trusts for the benefit of these employees in the amounts necessary to provide specified benefit payments beginning at retirement age. The annual contributions to the trusts are taxable income to these employees, and annually, the Company pays withholding taxes for the benefit of these employees in the additional amounts necessary to cover their income and employment tax liabilities on the contributions to the trusts. The secular trusts hold life insurance policies on these employees under which the contributions are invested and benefits paid. The benefit for an executive under this plan is fixed when the executive enters the plan at an amount then estimated to be 60% (70% for Mr. Scordelis) of projected salary at the earlier of ten years of participation in the plan or age 62, based on the executive’s base salary when he or she enters the plan with assumed annual salary increases of 4% thereafter (no assumed salary increases for Mr. Scordelis). This amount is periodically reviewed by the Company and may be adjusted from time to time, but the Company has no obligation to make any adjustments.

For Messrs. Scordelis, Shannon and Johnson, the retirement benefit has two components, an unfunded benefit that is payable by the Company for the executive’s lifetime and a funded benefit provided through an insurance policy owned by a secular trust established for the benefit of the executive. The funded portion of the benefit is “trued up” at time of retirement to an amount that would provide a specified benefit each year until the executive reaches age 85. Once the “true up” occurs at retirement, the Company has no further funding obligation and the executive may take payment of the benefit from the trust in any manner that he or she chooses. Ms. Hiraoka has only an unfunded benefit. Similarly, Mr. Westfall’s proposed agreement will include only an unfunded benefit.

The estimated annual benefits (unfunded and funded) payable at age 62 for the named executive officers are set forth in the table below:

Name	Annual Benefit (Unfunded)	Annual Benefit (Funded)
Mr. Scordelis	$161,000	$144,900
Mr. Westfall	—	—
Mr. Shannon	$115,459	$69,276
Mr. Johnson	$80,009	$58,477
Ms. Hiraoka	$204,957	—

The retirement benefit is fully vested on the earlier of 10 years of participation in the plan or the executive’s attainment of age 62. If the executive voluntarily terminates employment with the Company, he or she is 0% vested in the unfunded portion of the benefit prior to becoming fully vested. If the Company terminates the executive without cause, he or she will be 20% vested for each year of participation in the plan beginning with the sixth year of participation until fully vested. An executive will become fully vested in the event his or her employment terminates as a result of his or her disability or a change in control of the Company. Prior to becoming fully vested, the executive is entitled to receive the funded portion of his or her own benefit only to the extent provided by the assets then held in the secular trust.

As of December 31, 2004, Mr. Scordelis had four years of participation, Mr. Shannon had three years of participation, Mr. Johnson had seven years of participation and Ms. Hiraoka had two years of participation.

The Company is obligated to make annual contributions to the secular trusts for the funded portions of the supplemental retirement benefits provided to executives. The annual contributions to the trusts are taxable income to the executives, and the Company pays the executives’ income and employment withholding tax liabilities on such contributions.

The following table sets forth the amounts deposited into individual trusts for the following persons, combined with amounts the Company paid for income and employment tax withholding on the tax grossed up value of such amounts on behalf of these persons:

Name	Trust Contributions
	2004	2003	2002
Mr. Scordelis	$895,524	$895,524	—
Mr. Westfall	—	—	—
Mr. Shannon	$154,695	$154,695	—
Mr. Johnson	$150,713	$146,606	$156,002
Ms. Hiraoka	—	—	—
Total (9) persons in 2004, 10 persons in 2003 and 7 persons in 2002.	$2,958,929	$2,935,095	$1,782,022

Compensation Committee’s Report on Executive Compensation

Set forth below is a report of our Compensation Committee addressing the compensation philosophy and policies for 2004 applicable to our executive officers.

Compensation Committee Report

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Greater Bay Bancorp specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

Executive compensation policies and practices

The Committee is responsible for establishing the overall philosophy on executive compensation, administering the Company’s executive compensation program, including incentive compensation and stock-based plans, and determining the compensation of the Chief Executive Officer and all other executive officers.

The overall objective of the Company’s philosophy on executive compensation is to ensure that executives are provided appropriate incentives and overall compensation in a manner that directly aligns pay with performance and supports both the short- and long-term interests of shareholders while effectively attracting and retaining a high caliber of executive management talent. We engage a third-party independent compensation consulting firm to assist us with an assessment of the competitive market and to provide advice on current market practice.

The Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. In determining executive compensation, the Compensation Committee considers, among many factors, possible tax consequences to the Company. Tax consequences, including, but not limited to tax deductibility by the Company, are subject to many variables (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by our executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation that are consistent with its compensation goals and preserve deductibility.

Components of executive compensation

The key components of the executive compensation program are a competitive, market-based salary, an annual incentive plan, annual grants of long-term stock-based compensation in the form of stock options and/or restricted stock and employee benefits. In establishing each component of compensation, as well as the total compensation amount, we consider peer group data as provided by our independent consultants. For 2004, the peer company analyses included publicly traded regional banks similar to the Company in size and scope as well as published compensation survey data.

During fiscal 2004, the Compensation Committee, working with the independent compensation consulting firm, redesigned its approach to short-term and long-term performance-based incentive compensation. The assessment and redesign efforts were completed in January 2005 by a Subcommittee of the Compensation Committee and, subject to Shareholder approval, will be implemented for fiscal year 2005. As required by Section 162(m) of the Internal Revenue Code, the material terms of the new Executive Incentive Plan and Long Term Incentive Plan must be approved by the Company’s shareholders and Proposals 2 and 3 request that shareholders approve the terms of these new plans.

Fiscal 2004 Executive Compensation

Base Salaries

Base salaries for fiscal 2004 took into consideration the executive’s date in position, the responsibilities and accountabilities of the position and to the extent applicable and available, comparative data on comparable positions in the industry, the experience of the individual executive, and the individual and business unit performance of the executive based on the representations and recommendations of the Chief Executive Officer (except for his own compensation). The Committee generally pays base salaries with reference to the 75th percentile or higher of the comparative data due to cost-of-living requirements in the San Francisco Bay Area and the experience level of the executives sought for the Company.

Annual Bonuses

In determining fiscal year 2004 bonuses for the executives named in the Summary Compensation Table, the Committee considered the following:

•	the Company’s overall results measured against specific performance criteria;

•	the executive’s individual performance and business unit results as represented by the Chief Executive Officer (except for his own performance);

•	the executive’s contribution to the overall leadership of the Company;

•	the executive’s target total cash compensation (base salary and bonus) in relation to internal peers and where available, to comparative data on comparable positions in the industry.

The Committee establishes annual incentive targets for executives such that, if specific performance goals are met or exceeded, the awards will be between the 75th and 90th percentiles of the competitive market. Although the Company did not achieve all of its financial goals for fiscal 2004, the Committee, in awarding bonuses to the named executives, recognized that certain accounting changes, one-time adjustments for historical corrections and short term investments for compliance-related activities (Sarbanes-Oxley) had a dilutive impact on the financial results for 2004, and that significant achievements in areas of internal controls, regulatory compliance, culture change and bank consolidation efforts as well as the retention of key executives had to be considered in awarding annual bonuses.

Long-term Compensation

For executive officers, a grant of options, restricted stock, or a combination of the two, are generally awarded annually in order to promote long-term value for our shareholders and equity ownership by our executives. In fiscal 2004, the Committee used the Amended and Restated 1996 Stock Option Plan to provide long-term incentive compensation to its key executives and other employees. All of the grants made under this plan in January 2004 vest ratably over a five-year period and have a term of ten years.

Employee Benefits

The Company offers its executives health, welfare and other benefits that are generally available to other employees. In addition, the Company has entered into individual agreements with certain executives and senior officers to provide a supplemental employee retirement plan (SERP). In 2004, the Compensation Committee elected to cease offering secular trusts as part of any new SERP agreement. In addition, beginning January 2005, the Compensation Committee approved a new SERP design, the 2005 Supplemental Executive Retirement Plan (“2005 SERP”) for new executives. The 2005 SERP is a defined benefit, which provides a benefit targeted at 50% of final average eligible compensation, with offsets for social security and other employer benefits, once the participant completes 25 or more years of service, or upon total and permanent disability or a change in control. There is no split-dollar life insurance agreement provided as a part of this new benefit. The Committee believes that the 2005 SERP design is an appropriate benefit for new executives and that it provides retention incentive and appropriate retirement compensation consistent with market practice.

Additionally, in 2004, the Company offered executives and certain senior officers a deferred compensation plan for the deferral of salary and bonuses by executive and certain senior officers, at the participant’s election. This plan provides participants with a return (positive or negative) that mirrors the performance of an array of investment funds from the 401(k) Plan. As of November 2004, this plan was frozen and subsequently amended in order to comply with new deferred compensation requirements under the American Jobs Creation Act of 2004.

Compensation to the Chief Executive Officer

In December 2003, the Company entered into an employment agreement with Mr. Scordelis to serve as President and Chief Executive Officer of the Company. As President and Chief Executive Officer, his base salary was set at $575,000, representing a 53% increase from his former salary of $375,000 as President and Chief Operating Officer of the Company. The new 2004 base salary was between the 25th and 50th percentile of the peer group salary data, which is lower than the compensation target, but was due to the level of his previous salary and his newness in the position.

At target levels of performance, Mr. Scordelis’ annual incentive bonus, as a percentage of base salary, is 80%. In determining Mr. Scordelis’ fiscal 2004 bonus award, we considered the Company’s financial results, but necessarily recognized his significant leadership in directing the significant achievements and results in infrastructure investment/realignment and regulatory controls and compliance as well as his ability to attract highly qualified new talent to the executive team. As a result, Mr. Scordelis’ 2004 bonus of $300,000 (52.2% of base salary) as indicated in the Summary Compensation Table was 65% of his bonus award at target and 25% less than he received last year as the Company’s Chief Operating Officer.

In accordance with his December 2003 employment agreement, Mr. Scordelis received a grant of 50,000 options and a grant of 10,000 restricted shares of common stock in January 2004 and receives reimbursement for some country club and health club dues.

Executive Compensation Subcommittee

In 2004, the Committee elected a Subcommittee of the Compensation Committee in order to meet the “outside director” requirements under Section 162(m) of the Internal Revenue Code. Three of the four members of the Compensation Committee, Messrs. Gatto, Lindsay (retired in March 2005) and McLaughlin, met the criteria under Section 162(m) and were elected to this Subcommittee for the purpose of approving equity grants and designing and approving performance-based executive compensation for the Chief Executive Officer and the four other most highly compensated executives of the Company.

Respectfully submitted by the members of the Compensation Committee:

John M. Gatto, Chair

Arthur K. Lund

Glen McLaughlin

Donald H. Seiler

Performance Graph

The following graph compares, for the period December 31, 1999 through December 31, 2004, the yearly percentage change in Greater Bay Bancorp’s cumulative total return on its Common Stock with the cumulative total return of (i) the NASDAQ Composite, an index consisting of Nasdaq-listed U.S.-based companies; and (ii) the SNL $5–$10B Bank Asset-Size Index composed of a survey of banks and bank holding companies having between $5 billion and $10 billion in total assets.

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Greater Bay Bancorp	100.00	193.70	137.40	85.01	143.83	143.61
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL $5B-$10B Bank Index	100.00	120.03	133.07	136.78	189.00	225.33

Source: SNL Financial LC, Charlottesville, VA

© 2005

DISCUSSION OF PROPOSALS

Proposal 1:  Elect Five Directors

The Board has nominated five persons for election as Class II Directors at the Annual Meeting. If you elect them, they will hold office until the election of their successors at the Annual Meeting in 2008, or until earlier termination of service.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, your proxy may vote for another nominee proposed by the Board.

The following table sets forth the names and five-year biographies of the persons nominated by the Board to serve as Class II Directors. All of the following directors were previously elected by our shareholders.

The table also sets forth the names and five-year biographies of our Class I Directors whose terms expire in 2007 and Class III Directors whose terms expire in 2006. All of the following directors also serve as directors of Greater Bay Bank.

Name and Age	Principal Occupation and Business Experience
Class II Nominees

John M. Gatto (67)	Vice Chairman of Greater Bay Bancorp since December 2000. He served as Co-Chairman of Greater Bay Bancorp from November 1996 to December 2000. He previously served as a director of Bank of Petaluma, Bank of Santa Clara, Cupertino National Bank, Mid-Peninsula Bank and Peninsula Bank of Commerce. Mr. Gatto has been the sole proprietor of Maria Enterprises, a real estate development consulting company, since December 1993. From 1984 to 1993, Mr. Gatto was an architect for Cypress Properties, a real estate development company.

Daniel G. Libarle (63)	Director of Greater Bay Bancorp since October 2000. He previously served as Chairman of Bank of Petaluma. Mr. Libarle has been the President of Lace House Linen Inc. since 1963.

Byron A. Scordelis (55)	President, Chief Executive Officer and a director of Greater Bay Bancorp. Between May 2001 and October 7, 2003 he served as Senior Executive Vice President and Chief Operating Officer of Greater Bay Bancorp. On October 7, 2003, he was appointed President of Greater Bay Bancorp, and on January 1, 2004 he also became Chief Executive Officer and a director of Greater Bay Bancorp. He was employed by Wells Fargo Bank, N.A. from 1998 to 2001 as the Regional President of the San Francisco Bay Area Region and Corporate Executive Vice President. From 1988 to 1998, Mr. Scordelis served as the President and Chief Executive Officer of EurekaBank. He currently serves as a member of the Local Agency Investment Fund Advisory Board for the State of California, the Board of Directors of the California Bankers’ Association, and the Board of Regents of Santa Clara University.

Donald H. Seiler (76)	Director of Greater Bay Bancorp since 1994. He served as Vice Chairman of Greater Bay Bancorp from August 1999 to December 2000. He previously served as a director of Mid-Peninsula Bank. He is the founding partner of Seiler & Company, LLP, Certified Public Accountants, in Redwood City and San Francisco. He has been a certified public accountant in San Francisco and the Peninsula area since 1952. He is presently a director of Ross Stores, Inc., the Jewish Community Federation and the Campus for Jewish Life.

Name and Age	Principal Occupation and Business Experience
Class II Nominees

James C. Thompson (65)	Director of Greater Bay Bancorp since May 2000. He previously served as Chairman of Coast Commercial Bank. Mr. Thompson has been a partner with the Santa Cruz law firm of Comstock, Thompson, Kontz & Brenner since 1989.

Class I Continuing Directors

Frederick J. de Grosz (62)	Director of Greater Bay Bancorp since March 2002. He has been the President and Chief Executive Officer of ABD, a wholly-owned subsidiary of Greater Bay Bancorp, since 1990. He was the Founder, President and Chief Executive Officer of Alburger de Grosz Insurance Services, Inc. from 1972 to 1990 and from 1967 to 1972, he held various sales and management positions with General Foods Corporation in Denver, Memphis and White Plains. In 2004, he served on the Board of Directors of the Washington D.C. based Council of Insurance Agents and Brokers and currently is on the Board of the Foundation for Agency Management Excellence.

George M. Marcus (63)	Director of Greater Bay Bancorp since 1998. He previously served as a director of Mid-Peninsula Bank. Mr. Marcus is the founder of The Marcus & Millichap Company, the nation’s fourth largest commercial real estate brokerage firm, and currently serves on its board of directors. He also serves as director of Essex Property Trust, a real estate investment trust company. Mr. Marcus is an advisor to the University of California, Berkeley Center for Real Estate and Urban Economics, and serves on the Board of Trustees of the Fine Arts Museum of San Francisco.

Duncan L. Matteson (70)	Chairman of the Board of Directors of Greater Bay Bancorp since December 2000. He also serves as a director of ABD Insurance and Financial Services. He served as Co-Chairman of the Greater Bay Board from November 1996 until December 2000. He previously served as Chairman of the Board of Mid-Peninsula Bank and as a director of Golden Gate Bank. Mr. Matteson serves as Chairman of The Matteson Companies, a diversified group of real estate investment and property management corporations located in Redwood City. He has been active in the real estate investment and securities industries in the Palo Alto/Menlo Park Area since 1959. Mr. Matteson is a member of the Executive Committees of the Stanford Heart Council and the Bay Area Council, and previously served as Chairman of the Palo Alto Medical Foundation.

Class III Continuing Directors

David L. Kalkbrenner (65)	Immediate past President and Chief Executive Officer and a director of Greater Bay Bancorp since 1994. He also serves a director of ABD Insurance and Financial Services. He was a founder of Mid-Peninsula Bank and was appointed President and Chief Executive Officer when the bank was chartered in 1987, positions he held through March 1998. He was employed by Crocker National Bank from 1963 to 1986 and held positions as First Vice President, Regional Manager and Regional Vice President. He has been active in many charitable and civic organizations on the San Francisco Peninsula during the past 25 years.

Name and Age	Principal Occupation and Business Experience
Class III Continuing Directors

Arthur K. Lund (71)	Director of Greater Bay Bancorp since October 2001. He previously served as a director and founding Chairman of San Jose National Bank and currently serves on the Strategic Development Board of our San Jose National Bank and Golden Gate Bank divisions. Mr. Lund is Of Counsel to the law firm of Hoge, Fenton, Jones & Appel, Inc. He also serves on the boards of directors of Samaritan Properties and L & A Industries, Inc. He is a member of the San Jose Chamber of Commerce’s Aviation Committee and a board member of the Tower Foundation of San Jose State University and the Thunderbird Lodge Preservation Society.

Glen McLaughlin (70)	Director of Greater Bay Bancorp since November 1996. He previously served as a director of Cupertino National Bank from 1984. Mr. McLaughlin also served as the President and Chief Executive Officer of Venture Leasing Associates, an equipment leasing company, from December 1986 to December 2003. He currently serves as a Trustee of The Health Trust and Chairman, National Advisory Council, Boy Scouts of America.

Linda R. Meier (64)	Director of Greater Bay Bancorp since February 2001. She also serves on the Board of Directors of California Water Service Group. Ms. Meier devotes a substantial amount of time to many charitable and civic organizations, including directorships or trusteeships with Peninsula Community Foundation and the National Board of the Institute of International Education. She also serves as Vice Chair for Outreach for the Campaign for Undergraduate Education for Stanford University and Chair of the Western Region Advisory Board of the Institute of International Education. In addition, she serves on the Board of the Stanford Alumni Association.

The Board recommends that you vote “FOR” the election of

all five Class II Nominees for director.

Proposal 2:  Approval of the Greater Bay Bancorp Long Term Incentive Plan

A.    General Summary

The Board of Directors has approved a new multi-year performance-based compensation plan for executives of the Company—the 2005 Long Term Incentive Plan (the “LTIP”), subject to shareholder approval. A copy of the LTIP is attached as Annex A. The objective of the LTIP is to reward executives for outstanding services provided to the Company. In addition, by linking a significant portion of the executive’s overall compensation to performance pools established under the LTIP, Greater Bay will be able to hold the executives accountable for their individual performance and Greater Bay’s corporate financial performance. Historically, Greater Bay has used stock options and restricted stock as its only long-term incentive for executives. The LTIP will provide a separate cash incentive that is not tied to the performance of Greater Bay’s stock, but instead is based on a fixed percentage of Greater Bay’s cumulative consolidated operating cash flow during specified performance periods.

The LTIP is also intended to provide income tax benefits to the Company. The LTIP is designed to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162 (m)”) as a performance-based compensation plan. Under Section 162(m), compensation in excess of $1,000,000 paid to any of the chief executive officer and the four most highly compensated officers individually in a any year is not tax deductible by the Company unless the compensation is considered to be performance-based.

The LTIP is submitted to the shareholders for approval because under Section 162(m) shareholder approval of the plan is necessary in order for Greater Bay to qualify for the tax deduction for the performance-based compensation. Without shareholder approval, Greater Bay will not implement the LTIP and will not offer awards under the LTIP to executives. Greater Bay may pay other bonus compensation to executives that it will not be permitted to deduct as performance-based compensation, for federal income tax purposes to the extent an executive receives total compensation in excess of $1,000,000 in any year.

Greater Bay will continue to grant stock options and restricted stock under the 1996 Stock Option Plan. However, the Company desires to grant other types of performance awards in order to compete successfully for talented executives, to measure their performance by means other than the Company’s stock price, and to obtain advantageous tax and accounting treatment. Going forward, Greater Bay intends to structure incentive packages that include performance awards (like those under the LTIP), stock options, and restricted stock.

B.    LTIP—Plan Summary

Administration.    The LTIP will be administered by a subcommittee (the “Committee”) of the Company’s Compensation Committee consisting of at least three independent, non-employee directors. Members of the Committee must qualify as non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934, and as outside directors under Section 162(m).

Subject to the terms of the LTIP, the Committee has sole discretion to:

•	select the executives who will receive performance awards;

•	determine the terms and conditions of performance awards (subject to the maximum performance pool and performance award limitations); and

•	interpret the provisions of the LTIP.

Performance Periods.    Performance awards will be determined over three-year performance periods beginning on January 1 of each year. The LTIP performance periods will be overlapping, with each calendar year after 2005 included in multiple performance periods. At the end of each year, beginning with 2007, the Committee will determine the amount of the LTIP pool and the extent to which performance awards are payable for the three-year performance period then ending.

Maximum Performance Pool.    Performance awards will be provided from a pool based on the Company’s consolidated operating cash flow, as determined under generally accepted accounting principles. The maximum amount that may be included in the pool and paid to all executives under the LTIP for any performance period is 1.0% of the Company’s cumulative operating cash flow for each year during that performance period.

Eligibility.    The Committee selects the executives to whom performance awards will be granted under the LTIP for each performance period. Executives selected for performance awards must hold officer or executive-level positions with Greater Bay, including the President and Chief Executive Officer and certain Executive Vice Presidents and Senior Vice Presidents nominated by the Chief Executive Officer and approved by the Committee.

Executives must hold an eligible officer or executive-level positions with the Company for at least one year during a performance period in order to receive a performance award payment under the LTIP for such performance period. Executives serving in such positions for less than the entire three-years of a performance period may receive a prorated award.

Types of Performance Awards.    In most cases, the performance awards under the LTIP will be paid in cash. However, the Committee may issue shares of Company Common Stock or restricted stock in lieu of cash. The payout of the performance award in shares of Company Common Stock or restricted stock will be in conjunction with the 1996 Stock Option Plan or its successor plan.

Determination of Performance Awards.    The amount of the performance awards paid to executives will be determined by the Committee for each performance period. The maximum pool of funds for payment of all performance awards under the LTIP for a performance period is an amount calculated as 1.0% of the Company’s cumulative operating cash flow for each year of the specific performance period. The Committee has the discretion to reduce the amount of the pool, based upon its determination of the Company’s or the executives’ performance during the performance period. The Committee, however, may not grant or payout performance awards that would exceed the maximum pool amount.

The Committee has discretion to determine the schedule for the payout of performance awards, including installments over a set period of time.

Maximum Individual Performance Awards.    Each executive participating in the LTIP for a performance period will be designated a share of the performance pool as a percentage of the Company’s operating cash flow to be specified by the Committee at the outset of the performance period. The amount of the LTIP performance award for any individual executive for any performance period may not exceed 0.4% of the Company’s cumulative operating cash flow for each year of the specific performance period, and such shares specified for all executives combined for any performance period may not exceed 1.0% of the Company’s cumulative operating cash flow for each year of the specific performance period. An executive’s performance award or share of the performance pool can be reduced on such basis as the Committee may determine, but cannot be increased as a result of a reduction in another executive’s performance award or for any other reason.

Vesting of Awards.    An executive’s LTIP performance award shall vest on such basis as the Committee shall determine while the executive performs services during the performance period. Vesting and payment of performance awards may be accelerated on such basis as the Committee shall determine upon the death or disability of the executive, a change in control of the Company, or upon termination of the executive’s employment, actually or constructively, without cause.

Nontransferability of Awards.    An executive’s LTIP performance award is payable only to such executive and cannot be transferred or assigned to anyone else.

Amendment and Termination of the LTIP.    The LTIP has no fixed expiration date and is intended to continue indefinitely. The Board of Directors or the Committee may amend or terminate the LTIP at any time and for any reason. However, amendments will be submitted for shareholder approval if necessary or appropriate to continue the LTIP’s compliance with Section 162(m).

Arbitration Requirement.    Any disputes under the LTIP or performance awards shall be submitted to arbitration with the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or the American Arbitration Association (“AAA”).

C.    Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and Greater Bay of performance awards granted under the LTIP. Tax consequences for any particular individual may be different.

Tax Effect for Executives.    A recipient of a performance award will not have taxable income at the time the performance award is granted. Instead, he or she will be subject to ordinary income tax on the amount received at the time the performance award is earned or paid. If the performance award is paid to the executive in Company common stock or restricted stock, the executive will be subject to taxation upon receipt of the stock or at such later time as any restrictions on the stock lapse.

Tax Effect for Greater Bay.    Greater Bay generally will receive a tax deduction for any ordinary income recognized by an executive from a performance award under the LTIP. Special rules limit the deductibility of compensation paid to the Company’s chief executive officer and its four most highly compensated officers. Under Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1,000,000. However, Greater Bay may preserve the deductibility of performance based compensation paid to the executives in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include specifically defining the basis upon which the total performance-based compensation fund is measured and shareholder approval of such basis. The LTIP has been designed to provide a maximum pool from which performance awards are to be paid for each performance period that is 1.0% of the Company’s consolidated operating cash flow for the performance period. This maximum pool formula permits the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), provided that the Company’s shareholders approve the LTIP.

Shareholder approval of the LTIP is necessary for the plan to be implemented and for the performance-based compensation paid to the executives under the plan to be fully deductible by the Company for federal income tax purposes even if the total compensation paid by the Company to an executive exceeds $1,000,000 in any year. If shareholder approval is not given for the LTIP, the LTIP will not be implemented and any compensation in excess of $1,000,000 paid to an executive in any year, including base salary and any other compensation that does not meet the performance-based conditions of Section 162(m), will not be tax deductible by the Company. Approval of the LTIP requires the favorable vote of the majority of the votes cast at the Annual Meeting.

The Board recommends that you vote “FOR” approval of

the Greater Bay Bancorp 2005 Long Term Incentive Plan.

Proposal 3:  Approval of the Greater Bay Bancorp 2005 Executive Incentive Plan

A.    General Summary

The Board of Directors has approved a new annual performance-based compensation plan for executives of the Company—the 2005 Executive Incentive Plan (the “EIP”), subject to shareholder approval. A copy of the EIP is attached hereto as Annex B. The objective of the EIP is to reward executives for outstanding services provided to the Company. In addition, by linking a significant portion of the executive’s overall compensation to performance pools established under the EIP, Greater Bay will be able to hold the executives accountable for their individual performance and Greater Bay’s corporate financial performance. The EIP will provide an incentive that is based on a fixed percentage of the Company’s cumulative consolidated operating cash flow during each calendar year.

The EIP is also intended to provide income tax benefits to the Company. The EIP is designed to qualify under Section 162(m) as a performance-based compensation plan. Under Section 162(m), compensation in excess of $1,000,000 paid to any of the chief executive officer and the four most highly compensated officers individually in any year is not tax deductible by the Company unless the compensation is considered to be performance-based.

The EIP is submitted to the shareholders for approval because under Section 162(m) shareholder approval of the plan is necessary in order for Greater Bay to qualify for the tax deduction for the performance-based compensation. Without shareholder approval, Greater Bay will not implement the EIP and will not offer awards under the EIP to executives. Greater Bay may pay other bonus compensation to executives that it will not be permitted to deduct as performance-based compensation for federal income taxes purposes to the extent an executive receives total compensation in excess of $1,000,000 in any year.

Greater Bay will continue granting stock options and restricted stock under the 1996 Stock Option Plan. However, the Company desires to grant other types of performance awards in order to compete successfully for talented executives, to measure their performance by means other than the Company’s stock price, and to obtain advantageous tax and accounting treatment. Going forward, Greater Bay intends to structure incentive packages that include performance awards (like those under the EIP), stock options, and restricted stock.

B.    EIP—Plan Summary

Administration.    The EIP will be administered by the Committee consisting of at least three independent directors, who qualify as non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 and as outside directors under Section 162(m).

Subject to the terms of the EIP, the Committee has sole discretion to:

•	select the executives who will receive performance awards;

•	determine the terms and conditions of performance awards (subject to the maximum performance pool and performance award limitations); and

•	interpret the provisions of the EIP.

Performance Periods.    The performance periods will be single calendar years. At the end of each year, the Committee will determine the amount of the EIP pool and the extent to which performance awards are payable for such year.

Maximum Performance Pool.    Performance awards will be provided from a pool based on the Company’s consolidated operating cash flow, as determined under generally accepted accounting principles. The maximum amount that may be included in the pool and paid to all executives under the EIP for any year is 2.5% of the Company’s annual operating cash flow for such year.

Eligibility.    The Committee selects the executives to whom performance awards will be granted under the EIP for each year. Under the EIP, only the President, Chief Executive Officer and certain Executive Vice Presidents and Senior Vice Presidents nominated by the Chief Executive Officer and approved by the Committee are eligible.

Types of Performance Awards.    In most cases, the performance awards granted under the EIP will be paid out in cash. However, the Committee may issue shares of Company Common Stock or restricted stock in lieu of cash. The payout of the performance awards in shares of Company common stock or restricted stock will be in conjunction with the 1996 Stock Option Plan or its successor plan.

Determination of Performance Awards.    The amount of the performance awards to be paid out to executives will be determined by the Committee for each year. The maximum pool of funds for payments of all performance awards under the EIP for a given year is an amount calculated as 2.5% of the Company’s operating cash flow for such year. The Committee has the discretion to reduce the amount of the pool based upon its determination of the Company’s or the executives’ performance during the performance period. The Committee, however, may not grant or payout performance awards that would exceed the maximum pool amount.

The Committee has discretion to determine the schedule for the payout of performance awards.

Maximum Individual Performance Awards.    Each executive participating in the EIP for a given year will be designated a share of the performance pool as a percentage of the Company’s operating cash flow to be specified by the Committee at the outset of the year. The amount of the EIP performance award specified for any individual executive for any given year may not exceed 1.0% of the Company’s operating cash flow for such year, and such shares specified for all executives combined for any given year may not exceed 2.5% of the Company’s operating cash flow for such year. An executive’s performance award or share in the performance pool can be reduced on such a basis as the Committee may determine, but cannot be increased as a result of a reduction in another executive’s performance award or for any other reason.

Vesting of Awards.    An executive’s EIP performance award shall vest on such basis as the Committee shall determine while the executive performs services during the applicable year. Vesting and payment of performance awards may be accelerated on such basis as the Committee shall determine upon the death or disability of the executive, a change in control of the Company, or upon termination of the executive’s employment, actually or constructively, without cause.

Nontransferability of Awards.    An executive’s EIP performance award is payable only to such executive and cannot be transferred or assigned to anyone else.

Amendment and Termination of the EIP.    The EIP has no fixed expiration date and is intended to continue indefinitely. The Board of Directors or the Committee may amend or terminate the EIP at any time and for any reason. However, amendments will be submitted for shareholder approval if necessary or appropriate to continue the EIP’s compliance with Section 162(m).

Arbitration Requirement.    Any disputes under the EIP or the performance awards shall be submitted to arbitration with JAMS or the AAA.

C.    Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and Greater Bay for performance awards granted under the EIP. Tax consequences for any particular individual may be different.

Tax Effect for Executives.    A recipient of a performance award will not have taxable income at the time the performance award is granted. Instead, he or she will be subject to ordinary income tax on the amount received at the time the performance award is earned or paid. If the performance award is paid to the executive in Company Common Stock or restricted stock, the executive will be subject to taxation upon receipt of the stock or at such later time as any restrictions on the stock lapse.

Tax Effect for Greater Bay.    Greater Bay generally will receive a tax deduction for any ordinary income recognized by an executive from a performance award. Special rules limit the deductibility of compensation paid to the Company’s chief executive officer and its four most highly compensated officers. Under Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1,000,000. However, Greater Bay may preserve the deductibility of performance-based compensation paid to the executives in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include specifically defining the basis upon which the total performance-based compensation fund is measured and shareholder approval of such basis. The EIP is designed to provide a maximum pool from which performance awards are to be paid for each performance period that is 2.5% of the Company’s consolidated operating cash flow for the performance period. This maximum pool formula permits the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), provided that the Company’s shareholders approve the EIP.

Shareholder approval of the EIP is necessary for the plan to be implemented and for the performance-based compensation paid to the executives under the plan to be fully deductible by the Company for federal income tax purposes, even if the total compensation paid by the Company to an executive exceeds $1,000,000 in any year. If shareholder approval is not given for the EIP, the EIP will not be implemented and any compensation in excess of $1,000,000 paid to an executive in any year, including base salary and any other compensation that does not meet the performance-based conditions of Section 162(m), will not be tax deductible by the Company. Approval of the EIP requires the favorable vote of the majority of the votes cast at the Annual Meeting.

The Board recommends that you vote “FOR” approval

of the Greater Bay Bancorp 2005 Executive Incentive Plan.

Proposal 4:  Ratify Selection of Independent Registered Public Accounting Firm for 2005

Principal Auditor Fees and Services

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2005, and shareholders are being asked to ratify the appointment. PricewaterhouseCoopers LLP, our independent registered public accounting firm for the year ended December 31, 2004 and December 31, 2003, performed audit services for 2004 and 2003 which included the examination of the consolidated financial statements and services related to filings with the SEC. All professional services rendered by PricewaterhouseCoopers LLP during 2004 were furnished at customary rates and terms. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders. If you do not ratify the appointment, the Audit Committee will reconsider the appointment. However, even if you ratify the appointment, the Audit Committee may appoint a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Greater Bay and its shareholders.

All audit and non-audit services to be performed by PricewaterhouseCoopers LLP require pre-approval by the Audit Committee or its Chairman provided that the Chairman reports any decisions to pre-approve such audit related or non-audit services and fees to the full Audit Committee at its next regular meeting.

In determining the independence of PricewaterhouseCoopers LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining that independence.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2004 and 2003. PricewaterhouseCoopers LLP does not perform services for the Company relating to tax shelters or tax strategies.

	December 31,
	2004	2003
Audit Fees:
Audit fees	$1,900,000	$1,053,500
Subsidiary statutory audits	32,000	53,000
Accounting consultations	80,123	114,700
Registration statements and comfort letters	324,204	130,075

Audit fees total	$2,336,327	$1,351,275

Audit-Related Fees:
M&A due diligence and audits in connection with acquisitions	$287,492	$92,200
Accounting consultations	150,476	32,915
Benefit plan audits, other audit letters	81,851	117,825

Audit-related fees total	$519,819	$242,940

Tax Fees:
Tax compliance/returns	$98,705	$258,000
Tax planning, advice and assistance with regulations and statutory developments	92,223	39,717
Services relating to substantiation of tax deductions	23,033	—

Permissible tax fees total	$213,961	$297,717

All Other Fees:
Reconciliation process efficiency/effectiveness	—	600,000
All other	—	16,400

All other fees total	$—	$616,400

Total fees	$3,070,107	$2,508,332

The Board recommends that you vote “FOR” ratification of the selection of

PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2005.

Proposal 5:  Shareholder Proposal to Restrict the Company’s Use of Preferred Stock

We have received a shareholder proposal from a shareholder who owns of record 3,153 shares of our Common Stock who has advised us that he plans to introduce the following resolution at the Annual Meeting:

“That the shareholders of GREATER BAY BANCORP now request its Board of Directors to take the steps necessary to amend its articles of incorporation and by-laws to require that any authorized but unissued Preferred Stock be used only for the purposes of increasing capital or making bona-fide arms-length acquisitions and not be used as a “POISON PILL” to prevent the acquisition of Greater Bay Bancorp.”

The reasons given by the shareholder are quoted verbatim below. The Board of Directors of Greater Bay disagrees with the adoption of the resolution proposed below and asks shareholders to read through the response which follows the shareholder proposal below.

STATEMENT

The proponent of this proposal notes the “fine print” on page 70 of the joint proxy statement of the merger of SJNB Financial Corp. which outlines the possible issuance of 10,500,000 shares of Series A Preferred Stock and other anti-takeover provisions including a super-majority requirement.

THIS IS A POISON PILL!

Page 38 of last year’s proxy statement notes: “The Company’s Restated Articles of Incorporation and by-laws contain provisions which may deter a change in control, including provisions for Series A Preferred Stock to be used for our shareholder rights plan, preferred stock which may be issued on such terms as the Board of Directors shall determine....”

OUCH!

The proponent of this proposal is a professional investor who realizes the best interests of shareholders of Greater Bay Bancorp may be its merger into another bank holding company which could bring better management to our shareholders.

The possibility of a merger has been acknowledged by the Board of Directors but a “poison pill” could prevent a reputable, ethical, and profitable entity from acquiring Greater Bay Bancorp.

Moreover, the grant of the exercise of the rights could be costly, or even unaffordable, to many owners. If granted and exercised, a costly clean-up could prevail in the aftermath.

Shareholders should judge a proposed acquisition on its merits and value—not, the whims of management making their decision.

Accountability, performance, and achievement are issues which do not need “weather stripping” to prevent a change of control which, under some circumstances, could improve the long term rewards for shareholders.

A similar proposal was before the shareholders of Wells Fargo & Company in its 2002 annual meeting where it was approved by shareholders. The Board of Directors then reconsidered its position and rescinded its “poison pill” without cost to the shareholders.

If you agree, please vote “FOR” this proposal. Unmarked proxies will be automatically voted “against” it.

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

Directors’ Statement in Opposition

The proposal requests that the Board take actions necessary to require that any unissued preferred stock not be used for shareholder rights plans. The Board recommends a vote AGAINST this proposal.

The Proposal would inappropriately limit the ability of the Company to issue preferred stock

The proposal seeks to limit the availability of preferred stock for the narrow purpose of increasing capital or making acquisitions and specifically to prohibit the use of preferred stock for shareholder rights plans. We believe this would severely hinder the ability of the Board to protect shareholder value in the face of a hostile takeover whereby an acquirer might seek to acquire the Company at a price substantially below its value. This proposal might result in the shareholders getting less than what the Board could negotiate with adequate takeover defenses in place.

Preferred stock can also be used for a number of other legitimate purposes, besides raising capital and making acquisitions. Other purposes that would benefit shareholder interests include strategic partnerships, stock splits/dividends/distributions, and/or employee compensation. We believe limiting the use of preferred stock to just raising capital and acquisitions is short-sighted, because it reduces your Board’s flexibility in issuing preferred stock, is contrary to your Board’s fiduciary duties and not in the best interests of all shareholders.

Background on current Rights Plan

In 1998, your Board adopted a shareholder rights plan, or the Rights Plan, designed to maximize long-term shareholder value and to protect shareholders from improper takeover tactics and takeover bids that are not fair to all shareholders. The Rights Plan expires in November 2008.

In accordance with the Rights Plan, preferred share purchase rights were distributed as a dividend at the rate of one right for each common share held of record as of the close of business on November 28, 1998. The rights, which are not immediately exercisable, entitle the holders to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $145.00 (subject to adjustment) upon the occurrence of certain triggering events. In the event of an acquisition not approved by the Board, each right enables its holder (other than the acquirer) to purchase the Preferred Stock at 50% of the market price. Further, in the event the Company is acquired in an unwanted merger or business combination, each right enables the holder to purchase shares of the acquiring entity at a similar discount. Under certain circumstances, the rights may be exchanged for Company common shares. The Board may, in its sole discretion, redeem the rights at any time prior to any of the triggering events.

The rights can be exercised and separate rights certificates distributed only if any of the following events occur: acquisition by a person of 10% or more of our common shares; a tender offer for 10% or more of our common shares; or ownership of 10% or more of our common shares by a shareholder whose actions are likely to have a material adverse impact on the Company or shareholder interests. The rights trade automatically with the common shares. The rights are not deemed by the Board of Directors to be presently exercisable.

Similar plans have been adopted by over 2,000 companies, including about half of the Standard & Poor’s 500.

The Rights Plan benefits shareholders

The Board believes the action requested is ill-advised since it would prohibit the ability of the Company to use preferred stock for shareholder rights plans under any circumstances, would be unduly restrictive, and contrary to the best interests of the Company’s shareholders. The Company’s Rights Plan is an important tool that enables the Board to maximize shareholder value in the event of a proposed acquisition of control of the Company. The Rights Plan also allows the Board to protect the Company and its shareholders from unfair and coercive takeover tactics, such as a partial or two-tier tender offers, a “creeping acquisition” or other tactics that the Board believes are unfair to the Company’s shareholders.

The Rights Plan is not intended to prevent a takeover of the Company, nor does the Rights Plan change or diminish the fiduciary obligations of the Company’s Board. The Rights Plan strengthens the ability of the Board, 8 of whose 12 current members are considered independent under current Nasdaq rules, to fulfill its fiduciary duties under California law. Prior to the acquisition of 10% of the Company’s common shares by an acquirer, the Board has the power to redeem the rights issued under the Rights Plan and thereby remove the impediment to the completion of an acquisition of the Company. A prospective acquirer seeking to persuade the Board to redeem the rights may propose a higher takeover price, an offer for all shares rather than a partial offer or better takeover terms than would be proposed if no rights plan were in place.

The Board believes it is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer, and seek a higher price if there is to be a sale of the Company. In summary, the Rights Plan allows your Board a greater period to evaluate offers, explore other alternatives and take the necessary steps to maximize shareholder value. Without the protection of the Rights Plan, your Board would lose important bargaining power in negotiating the transaction with a potential acquirer or pursuing a potentially superior alternative.

Studies focused on rights plans demonstrate that rights plans increase shareholder value

Merger and acquisition activity over the last ten years shows that rights plans neither prevent unsolicited offers from occurring nor prevent companies from being acquired at prices that are fair and adequate to shareholders. In fact, a study by J.P. Morgan published in 2001, analyzing 397 acquisitions of U.S. public companies from 1997 to 2000 where the purchase price exceeded $1 billion, found that companies with rights plans in place received a median premium of 35.9% compared to 31.9% for companies without a rights plan. A study published by Georgeson & Company, a nationally recognized proxy solicitation firm, of takeover premiums during the period from 1992 to 1996 of 319 takeover transactions over $250 million also concluded that premiums paid to acquire target companies with shareholder rights plans in place at least six months prior to the first bid, were on the average, about eight percentage points higher than premiums paid for target companies that did not have such plans. In addition, the Georgeson study concluded that the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid and that rights plans did not reduce the likelihood that a company would become a takeover target.

Thus, empirical evidence suggests that rights plans serve their principal objectives:

•	protection against inadequate offers and abusive tactics; and

•	increased bargaining power resulting in higher value for shareholders.

Indeed, many companies with rights plans have received unsolicited takeover proposals and have redeemed their rights after their board of directors concluded that the offer, as negotiated by such board of directors, adequately reflected the intrinsic value of the company and was fair and equitable to all shareholders.

Some recent examples of hostile takeovers increasing bids where the target had a rights plan in place include PeopleSoft-Oracle Corporation and in the banking industry, Central Pacific Financial Corp—CB Bancshares, Inc. Based on publicly available information provided by the companies, shareholders eventually received significant increases from the initial offers:

Target-Acquirer	Initial Per Share Offer Price	Eventual Negotiated Per Share Price	Percentage Increase
PeopleSoft-Oracle	$16.00	$26.50	65%
CB Bancshares—Central Pacific Financial Corp.	$68.39	$91.83	34%

We acknowledge that it is difficult to determine just how much impact the shareholder rights plans had on the eventual price; however, we do believe these rights plans had a significant impact on the ability of the target boards to negotiate what they believe was a fair price to their shareholders.

The Wells Fargo Proposal was not the same as this Proposal

The Proponent asserts that a similar proposal was considered by Wells Fargo shareholders. This is not true—the Wells Fargo shareholder proposal was as follows:

That the shareholders of WELLS FARGO & COMPANY, assembled in person and by proxy in an annual meeting, request the Board of Directors to eliminate or rescind the “Rights” which are more commonly known as a “poison pill” and not to extend such “Rights” after the expiration of the current “Rights.

The Proponent should know the difference, since he made the Wells Fargo proposal. The 2002 Wells Fargo proposal merely addressed the then-current Wells Fargo shareholder rights plan and did not seek limitations on the use of preferred stock.

The Board must perform its fiduciary obligations

The Board believes that the adoption and maintenance of the Rights Plan is appropriately within the scope of responsibilities of the Board, acting on behalf of all shareholders. The adoption of such a Plan accords with the Board’s responsibilities for the management of the Company’s affairs and the issuance of securities. To cancel or redeem the Rights Plan now, in the absence of an acquisition proposal, would remove an important tool that the Board should have for the protection of shareholders and would leave shareholders vulnerable to an unsolicited and potentially coercive and unfair takeover offer. In the Board’s view, this would eventually reduce long-term value for shareholders. The Board believes that any decision to cancel or redeem the Rights Plan should be made by the Board in the context of a specific acquisition proposal.

In any event, the Company will continue to evaluate the Rights Plan and will carefully consider the results of the vote on the proposal, the advantages and disadvantages of such plan and the state of the then current corporate governance debate on rights plans generally. At this time your Board has decided to retain the Rights Plan.

The recommendation against the proposal is based on the Board’s belief that:

•	Your Board should not be limited in its ability to issue preferred stock when it determines such issuance to be in the best interests of the shareholders,

•	Rights plans are an effective tool to protect shareholders against abusive and unfair takeover tactics thereby enabling the Board to maximize shareholder value in the event of a takeover attempt,

•	The ability to use preferred stock in establishing or maintaining a rights plan is an essential and proven tactic to address hostile takeovers and to preserve and maximize long-term shareholders value, and

•	It is inappropriate and unwise to limit the scope of the Board’s extensive experience, business judgment and flexibility to act in the best interests of the shareholders.

Accordingly, your Board unanimously recommends that you vote AGAINST this proposal. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted against this proposal.

The affirmative vote of the holders of a majority of the shares of the Company’s Capital Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for approval of the shareholder proposal. Signed proxies will be voted against the shareholder proposal unless otherwise specified.

The name, address and telephone number of the proponent of the shareholder proposal are: Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, (303) 355-1199.

The Board of Directors recommends that you vote “AGAINST” approval of the proposal regarding the restriction on the Company’s use of Preferred Stock.

OTHER BUSINESS

We know of no other business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. If you wish to submit a proposal to be included in our 2006 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before December 26, 2005. Please address your proposals to: Greater Bay Bancorp, 1900 University Avenue, 6th Floor, East Palo Alto, California 94303, Attention: Corporate Secretary.

In addition, in the event a shareholder proposal is not submitted to us prior to March 11, 2006, the proxy to be solicited by the Board of Directors for the 2006 Annual Meeting of Shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2006 Annual Meeting of Shareholders without any discussion of the proposal in the proxy statement for such meeting.

By Order of the Board of Directors,

/s/ Linda M. Iannone

Linda M. Iannone

Corporate Secretary

April 25, 2005

ANNEX A

THE GREATER BAY BANCORP

2005 LONG TERM INCENTIVE PLAN

1.    Purpose

1.1  The purpose of the Plan is to promote the success and enhance the value of the Company by providing Executives of the Company and its Subsidiaries with an incentive for outstanding performance over multiple years. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Executives upon whose judgment, interest, and special effort the success of the Company’s operation is largely dependent. In addition, the Plan is intended to ensure that any such long term incentive compensation qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.

2.    Definitions and Construction

2.1  Accounting Terms.    Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business.

2.2  Specific Terms.    The following words and phrases shall have the following meanings:

(a)  “Board” means the Board of Directors of the Company.

(b)  “Cause” with respect to a Participant shall mean any of the following that has a material adverse effect upon the Company or any Subsidiary: (i) the Participant’s deliberate violation of any state or federal banking or securities law; or (ii) the Participant’s deliberate violation of the bylaws, rules, policies, or resolutions of the Company or any Subsidiary; or (iii) the Participant’s deliberate violation of the rules or regulations of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Company or any Subsidiary; or (iv) the Participant’s conviction of any felony; or (v) the Participant’s conviction of a crime involving moral turpitude, fraudulent conduct, or dishonest conduct.

(c)  “Change in Control” means the occurrence of any of the following events:

(i)  Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors, other than a group of two or more persons not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company or the Company entitled to vote in the election of directors is not a Change in Control.

(ii)  During any period of not more than twelve (12) consecutive months during which the Company continues in existence, not including any period prior to the effective date of this Plan, individuals who, at the beginning of such period, constitute the Board of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 2.2(c)) whose appointment to such Board or nomination for election to such Board was approved by a vote of a majority of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of such Board.

(iii)  The effective date of any consolidation or merger of the Company (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (A) a consolidation or merger of the Company in which the holders of the voting capital stock of the Company immediately prior to the consolidation or merger hold at least fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (B) a consolidation or merger of the Company with one or more other persons that are related to the Company immediately prior to the consolidation or merger. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

(iv)  The sale or transfer of substantially all of the Company’s assets, to one or more persons that are not related (as defined in clause (iii) of this Section 2.2(c)) to the Company immediately prior to the sale or transfer.

(d)  “Code” means the Internal Revenue Code of 1986, as amended.

(e)  “Committee” means the Section 162(m) subcommittee of the Board, its compensation committee or other committee as from time to time the Board may designate to administer the Plan in accordance with Section 162(m). The Committee shall consist of at least three (3) members of the Board who are “outside directors” within the meaning of Section 162(m).

(f)  “Company” means Greater Bay Bancorp, a California corporation, and any business organization or corporation into which Greater Bay Bancorp may be merged or consolidated or by which it may be succeeded.

(g)  “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which:

(i)  Renders the Participant unable to engage in any substantial gainful activity; or

(ii)  Results in the Participant receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by the Company for the benefit of its employees.

Whether or not a Participant meets either of the above conditions will be determined by the Committee in its sole and absolute discretion.

(h)  “Executive” means an employee (including any officer) of the Company who is (or in the opinion of the Committee may during the applicable Performance Period become) a “covered employee” for purposes of Section 162(m). An Executive holds one or more of the following corporate titles or management committee designations:

President;

Chief Executive Officer;

Executive Vice President;

Senior Vice President; and

Other Senior Officers (nominated for Plan participation by the Chief Executive Officer and approved by the Company’s Compensation Committee.)

(i)  “LTIP Pool” means the pool of funds that may be paid to Participants for a Performance Period, as determined by the Committee. The LTIP Pool shall be equal to the Section 162(m) Pool less any reductions made at the Committee’s discretion.

(j)  “Operating Cash Flow” means the consolidated cash flow of the Company and all of its Subsidiaries from operating activities as determined by the Company in accordance with generally accepted accounting principles, as from time to time in effect.

(k)  “Participant” means an Executive who has been granted a Performance Award pursuant to the Plan.

(l)  “Performance Award” means a right granted to a Participant to receive cash, Shares, Restricted Stock or other awards for a Performance Period based upon a percentage of the LTIP Pool for such Performance Period, subject to reduction in accordance with the terms of such Performance Award or otherwise at the Committee’s discretion. A Performance Award is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(m)  “Performance Period” means the period with respect to which the Performance Awards are to be measured. Each Performance Period shall consist of three (3) calendar years. A new Performance Period shall begin on each January 1 (e.g., the first Performance Period would begin on January 1, 2005 and end on December 31, 2007; the second Performance Period would begin on January 1, 2006 and end on December 31, 2008, and so forth).

(n)  “Plan” means this Greater Bay Bancorp 2005 Long Term Incentive Plan, as amended and/or restated from time to time.

(o)  “Restricted Stock” means Shares awarded to a Participant pursuant to the Stock Plan that may be subject to specified restrictions and to risk of forfeiture.

(p)  “Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

(q)  “Section 162(m) Pool” means the maximum pool of funds available for Performance Awards for a Performance Period under the Plan. The Section 162(m) Pool will be equal to one percent (1.0%) of the cumulative total Operating Cash Flow for the applicable Performance Period.

(r)  “Shares” means shares of common stock of the Company or any securities or property, including rights, into which shares of common stock of the Company may be converted by operation of law or otherwise.

(s)  “Stock Plan” means the Company’s 1996 Stock Option Plan, as amended, or any other shareholder approved stock incentive plan of the Company.

(t)  “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

3.    Performance Awards

3.1  Establishment of Performance Awards.    Any Executive selected by the Committee may be granted one or more Performance Awards. All Performance Awards under this Plan shall be made based upon the Section 162(m) Pool. Individual Performance Awards shall be determined by the Committee, at its discretion. In no event may the aggregate value of individual Performance Awards exceed the maximum value of the Section 162(m) Pool.

3.2  Establishment of LTIP Pool.    The LTIP Pool shall be established by the Committee for each Performance Period as an amount that is equal to or less than the Section 162(m) Pool. In making any reductions to the Section 162(m) Pool to establish the LTIP Pool, the Committee may consider such factors as it determines are relevant for the Performance Period.

3.3  Additional Limitations.    Notwithstanding any other provision of the Plan, any Performance Award that is granted to a Participant and is intended to constitute qualified performance-based compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

3.4  Maximum Individual Performance Award.    Notwithstanding any other provision of the Plan, no Executive shall receive a Performance Award for any Performance Period in excess of four-tenths of one percent (0.4%) of the cumulative Operating Cash Flow for the specific Performance Period for which the Performance Award is granted.

3.5  Effect of Mid-Year Commencement of Service.    If an Executive becomes eligible to participate in the Plan after the commencement of a Performance Period, the Committee may grant the Executive a Performance Award for such Performance Period that is proportionately adjusted based on the period of time during the Performance Period that the Executive is a Participant. In order to receive such a prorated Performance Award, the Executive must hold a qualifying Executive position for at least one (1) year during the applicable Performance Period.

3.6  Unpaid Leave of Absence.    If a Participant takes an unpaid leave of absence from the Company or a Subsidiary, at the discretion of the Committee, the Performance Award may be proportionately adjusted based on the period of Participant’s actual service during the Performance Period.

3.7  Committee Discretion to Determine Performance Awards.    The Committee has the sole discretion to determine the standard or formula pursuant to which reductions are to be made to the Section 162(m) Pool in establishing the LTIP Pool, the calculation of each Participant’s Performance Award (in accordance with Sections 3.1 and 3.2 of the Plan) from the LTIP Pool, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. The Committee has the sole discretion to reduce an Executive’s Performance Award. The Committee may not, however, increase an Executive’s Performance Award based upon the reduction of another Executive’s Performance Award or otherwise. The Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Performance Awards as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the Section 162(m) Pool or the maximum amount permitted to be paid to any Executive under Section 3.4 of the Plan for any Performance Period.

3.8  Committee Certification.    No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

3.9  Time of Payment; Deferred Amounts.    Any Performance Award granted by the Committee under the Plan shall be paid as soon as practicable (generally within seventy-five (75) days), following the Committee’s determinations under this Section 3.9 and the certification of the Committee’s findings under Section 3.8. At the Committee’s discretion, subject to compliance with Section 409A of the Code, payments to the Executive may be made on a structured basis so long as the payment dates are fixed. Any such payment shall be in cash or cash equivalent or in such other form of equal value on such payment date (including Shares, Restricted Stock, or share equivalents as contemplated by Section 3.10 as the Committee may approve or require, subject to applicable withholding requirements (as provided in Section 3.11). Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to compliance with Section 162(m), to compliance with Section 409A of the Code, and to any prior written commitments and to any conditions consistent with Sections 3.10, 5.3 and 7.10 that it deems appropriate), provide to Participants the opportunity to elect to defer the payment of any Performance Award under a nonqualified deferred compensation plan.

3.10  Share Payouts of Performance Award.    Any Share, Restricted Stock or Share-related stock unit payout under a Performance Award shall be pursuant to a combined Performance Award under the Plan and the Stock Plan. The number of Shares, Restricted Stock, or stock units awarded in lieu of all or any portion of a Performance Award shall be equal to the largest whole number of Shares which have an aggregate fair market value no greater than the amount of cash otherwise payable as of the date the cash payment of the Performance Award would have been made. For this purpose, “fair market value” shall have the meaning set forth in the Stock Plan. Any such Shares, Restricted Stock, or stock units (or similar rights) shall thereafter be subject to adjustments for changes in corporate capitalization as provided in the Stock Plan.

3.11  Tax Withholding.    The Company shall withhold from any amounts payable under this Plan, or from any other compensation payable to the Participant, any and all federal, state and local income taxes, the Participant’s share of FICA and other employment taxes, and any other taxes that are required to be withheld from such payment under applicable law.

4.    Vesting and Termination of Performance Awards

4.1  Vesting or Termination.    Except as otherwise set forth in the Plan, in the event the Participant’s employment with the Company and its Subsidiaries terminates during a Performance Period or thereafter prior to payment of Performance Awards relating thereto, each Performance Award shall be vested or shall terminate on such terms and conditions as the Committee shall establish with respect to the Performance Award.

4.2  Termination of Employment for Cause.    If a Participant’s employment with the Company or a Subsidiary is terminated for Cause or if a Participant engages in misconduct defined as Cause either before voluntarily terminating employment or after terminating employment, any Performance Award held by such Participant shall terminate immediately upon the Company giving notice to the Participant either that the Participant has been terminated for Cause or that the Participant has engaged in misconduct defined as Cause. The Committee shall be the sole judge of whether the Participant’s employment is terminated for Cause or the Participant has engaged in misconduct defined as Cause.

4.3  Termination of Employment due to Death and Disability.    If a Participant’s employment with the Company or a Subsidiary is terminated due to death or Disability, then the Participant shall be eligible to receive payment of a prorated Performance Award within ninety (90) days of the termination date, or such shorter or longer time period as may be determined by the Committee, but only to the extent that the Performance Award was earned on the termination date. The prorated value of the Performance Award shall be calculated based upon the target value of the individual Performance Award, rather than the LTIP Pool (as the LTIP Pool may not be established prior to the payment date.)

4.4  Termination of Employment due to Retirement.    If a Participant’s employment with the Company or a Subsidiary is terminated due to retirement after attaining age sixty-two (62) years, then the Participant shall be eligible to receive a prorated Performance Award based on actual performance at the end of the Performance Period, or such shorter period as may be determined by the Committee. In order to receive such a prorated Performance Award, the Executive must have held a qualifying Executive position for at least one (1) year during the applicable Performance Period.

5.    Administration

5.1  Powers of the Committee.    The Committee shall have the sole authority to establish the LTIP Pool, determine the Executives who will participate in and receive Performance Awards under the Plan, and, subject to the terms of the Plan, the amount of Restricted Stock or Shares under such Performance Awards, and the time or times at which and the form and manner in which Performance Awards will be paid (which may include elective or mandatory deferral alternatives), and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Performance Awards under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

5.2  Requisite Action.    A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

5.3  Express Authority (and Limitations on Authority) to Change Terms and Conditions of Performance Awards; Acceleration of Payment.    Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and compliance with Section 162(m), the Committee shall have the authority to accelerate a Performance Award and to waive restrictive conditions for a Performance Award, in such circumstances as the Committee deems appropriate. In addition, and notwithstanding anything elsewhere in the Plan to the contrary, the Committee shall have the authority to provide under the terms of a Performance Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a Change in Control of the Company, or upon termination of the Participant’s employment without Cause or as a constructive termination, as and in the manner provided by the Committee. In no event, however, may the Committee modify Performance Awards such that the limitations on Performance Award values set forth in Sections 3.1, 3.3, and 3.4 are exceeded.

6.    Amendment, Suspension or Termination

6.1  Amendment, Suspension or Termination of Plan.    The Board or the Committee may from time to time amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment shall be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable provisions of Section 162(m).

7.    General Provisions

7.1  No Right to Performance Awards or Continued Employment.    Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 7.1, any predecessor or subsidiary), the Board or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Performance Award or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Nothing in this Section 7.1, however, is intended to adversely affect any express independent right of any person under a separate employment agreement. Notwithstanding any other provision hereof and notwithstanding the fact that required criteria have been attained and/or the individual maximum amounts hereunder have been calculated, the Company shall have no obligation to pay any Performance Award hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.

7.2  Subsequent Performance Awards.    The designation of a Participant for a Performance Period shall not in any manner entitle the Participant to receive a Performance Award for the Performance Period. Moreover, designation of a Participant for a particular Performance Period shall not require designation of such Participant for any subsequent Performance Period, and designation of one Participant for any Performance Period shall not require designation of any other Participant in such Performance Period or in any other Performance Period.

7.3  Discretion of Company, Board and Committee.    Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation, and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Board or the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

7.4  Arbitration.    All claims, disputes and other matters in question arising out of or relating to this Plan shall be resolved by binding arbitration before an arbitrator, selected by the mutual agreement of the parties, from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that an arbitrator, selected by the mutual agreement of the parties, from the American Arbitration Association (“AAA”), in San Francisco, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to the dispute and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS, or if there are none, the commercial rules and procedures used or established by AAA. Notwithstanding anything to the contrary in the JAMS (or AAA) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Section 7.5 below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA) unless required otherwise by applicable law. Any award rendered by JAMS (or AAA) shall be final and binding upon the parties, and as applicable, their respective heirs, Beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Palo Alto, California, unless otherwise agreed to by the parties.

7.5  Attorneys Fees.    In the event of any arbitration or litigation concerning any controversy, claim, or dispute arising out of or relating to this Plan, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

7.6  No Funding of Plan.    The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

7.7  Non-Transferability of Benefits and Interests.    Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 7.7 shall not apply to an assignment of a contingency or payment due (i) after the death of an Participant to the deceased Participant’s legal representative or beneficiary or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

7.8  Law to Govern.    All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

7.9  Non-Exclusivity.    The Plan does not limit the authority of the Company, the Board, or the Committee, or any Subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, including, without limitation, the issuance of Shares, Restricted Stock or Share-related stock units or any other awards under the Stock Plan.

7.10  Section 162(m) Conditions; Bifurcation of Plan.    It is the intent of the Company that the Plan and Performance Awards made hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Performance Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

7.11  Indemnification.    To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

7.12  Titles and Headings.    The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

8.    Effective Date

8.1  Effective Date of the Plan.    The Plan shall be effective as of January 1, 2005, subject to the approval of the shareholders of the Company.

ANNEX B

THE GREATER BAY BANCORP

2005 EXECUTIVE INCENTIVE PLAN

1.    Purpose of Plan

1.1 The purpose of the Plan is to promote the success of the Company by providing participating Executives of the Company and its Subsidiaries with contingent annual incentive compensation tied to the achievement of annual performance goals. In addition, the Plan is intended to ensure that any such annual incentive compensation qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.

2.    Definitions and Construction

2.1 Accounting Terms.    Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business.

2.2 Specific Terms.    The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

(a)  “Award” means an award under this Plan of a conditional opportunity to receive a Bonus if the applicable criteria is (are) satisfied in the applicable Performance Period.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Bonus” means a cash payment or a cash payment opportunity under the Plan, as the context requires.

(d)  “Cause” with respect to a Participant shall mean any of the following that has a material adverse effect upon the Company or any Subsidiary: (i) the Participant’s deliberate violation of any state or federal banking or securities law; or (ii) the Participant’s deliberate violation of the bylaws, rules, policies, or resolutions of the Company or any Subsidiary; or (iii) the Participant’s deliberate violation of the rules or regulations of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Company or any Subsidiary; or (iv) the Participant’s conviction of any felony; or (v) the Participant’s conviction of a crime involving moral turpitude, fraudulent conduct, or dishonest conduct.

(e)  “Change in Control” means the occurrence of any of the following events:

(i)  Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors, other than a group of two or more persons not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company or the Company entitled to vote in the election of directors is not a Change in Control.

(ii)  During any period of not more than twelve (12) consecutive months during which the Company continues in existence, not including any period prior to the effective date of this Plan, individuals who, at the beginning of such period, constitute the Board of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 2.2(e)) whose appointment to such Board or nomination for election to such Board was approved by a vote of a majority of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of such Board.

(iii)  The effective date of any consolidation or merger of the Company (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (A) a consolidation or merger of the Company in which the holders of the voting capital stock of the Company immediately prior to the consolidation or merger hold at least fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (B) a consolidation or merger of the Company with one or more other persons that are related to the Company immediately prior to the consolidation or merger. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

(iv)  The sale or transfer of substantially all of the Company’s assets, to one or more persons that are not related (as defined in clause (iii) of this Section 2.2(e)) to the Company immediately prior to the sale or transfer.

(f)  “Code” means the Internal Revenue Code of 1986, as amended.

(g)  “Committee” means the Section 162(m) subcommittee of the Board, its compensation committee or such other committee as from time to time the Board may designate to administer the Plan in accordance with Section 3.1 of the Plan and Section 162(m). The Committee shall consist of at least three (3) members of the Board who are “outside directors” within the meaning of Section 162(m).

(h)  “Company” means Greater Bay Bancorp, a California corporation, and any business organization or corporation into which Greater Bay Bancorp may be merged or consolidated or by which it may be succeeded.

(i)  “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which:

(i)  Renders the Participant unable to engage in any substantial gainful activity; or

(ii)  Results in the Participant receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by the Company for the benefit of its employees.

Whether or not a Participant meets either of the above conditions will be determined by the Committee in its sole and absolute discretion.

(j)  “EIP Pool” means the pool of funds from which Awards may be paid to Participants, as determined by the Committee. The EIP Pool shall be equal to the Section 162(m) Pool less any reductions made at the Committee’s discretion.

(k)  “Executive” means an employee (including any officer) of the Company who is (or in the opinion of the Committee may during the applicable Performance Period become) a “covered employee” for purposes of Section 162(m). An Executive holds one or more of the following corporate titles or management committee designations:

President;

Chief Executive Officer;

Executive Vice President;

Senior Vice President; and

Other Senior Officers (nominated for Plan participation by the Chief Executive Officer and approved by the Company’s Compensation Committee.)

(l)  “Operating Cash Flow” means the consolidated cash flow of the Company and all of its Subsidiaries from operating activities as determined by the Company in accordance with generally accepted accounting principles, as from time to time in effect.

(m)  “Participant” means an Executive selected to participate in the Plan by the Committee.

(n)  “Performance Period” means the period with respect to which the Awards are to be measured. Each Performance Period shall consist of one (1) calendar year. A new Performance Period shall begin on each January 1.

(o)  “Plan” means this 2005 Executive Incentive Plan, as amended from time to time.

(p)  “Restricted Stock” means Shares awarded to a Participant pursuant to the Stock Plan that may be subject to specified restrictions and to risk of forfeiture.

(q)  “Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

(r)  “Section 162(m) Pool” means the maximum pool of funds available for Awards for a Performance Period under the Plan. The Section 162(m) Pool will be equal to two and one-half percent (2.5%) of the Operating Cash Flow of the Company for the Performance Period.

(s)  “Shares” means shares of common stock of the Company or any securities or property, including rights into which shares of Common Stock of the Company may be converted by operation of law or otherwise.

(t)  “Stock Plan” means the Company’s 1996 Stock Option Plan, as amended, or any other shareholder approved stock incentive plan of the Company.

(u)  “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

3.    Administration of the Plan

3.1 Powers of the Committee.    The Committee shall have the sole authority to establish and administer the EIP Pool, determine the Executives who will participate in and receive Awards under the Plan, and, subject to the terms of the Plan, establish the amount of Restricted Stock or Shares under such Awards, and the time or times at which and the form and manner in which Awards will be paid (which may include elective or mandatory deferral alternatives), and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Awards under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

3.2 Requisite Action.    A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

3.3 Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration of Payment.    Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and compliance with Section 162(m), the Committee shall have the authority to accelerate an Award and to waive restrictive conditions for an Award, in such circumstances as the Committee deems appropriate. In addition, and notwithstanding anything elsewhere in the Plan to the contrary, the Committee shall have the authority to provide under the terms of an Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a Change in Control of the Company, or upon termination of the Participant’s employment without cause or as a constructive termination, as and in the manner provided by the Committee. In no event, however, may the Committee modify Awards such that the limitations on Award values set forth in 4.1 and 4.3 are exceeded.

4.    Awards

4.1 Provision for Awards.    All Awards under this Plan shall be based upon the Section 162(m) Pool. Individual Awards shall be determined by the Committee, at its discretion. In no event may the aggregate value of individual Awards exceed the maximum value of the Section 162(m) Pool.

4.2 Establishment of EIP Pool.    The EIP Pool shall be established by the Committee for each Performance Period as an amount equal to or less than the Section 162(m) Pool. In making any reductions to the Section 162(m) Pool to establish the EIP Pool, the Committee may consider such factors as it determines are relevant for the Performance Period.

4.3 Maximum Individual Award.    Notwithstanding any provision hereof, no Executive shall receive an Award for any one Performance Period in excess of one percent (1%) of the Company’s Operating Cash Flow for the specific Performance Period during which the Award is granted. The foregoing limits shall be subject to adjustments consistent with Section 3.3 in the event of acceleration or deferral.

4.4 Selection of Participants.    For each Performance Period, the Committee shall determine those Executives who will participate in the Plan.

4.5 Effect of Mid-Year Change in Executive Status.    If services as an Executive cease after the commencement of a Performance Period, but the Participant remains employed with the Company, the Committee may grant a Bonus that is proportionately adjusted based on the period of time during the Performance Period that the Executive is a Participant; the amount of any Bonus paid to such Participant shall not exceed that proportionate amount of the applicable maximum individual Award under Section 4.3. In order to be eligible to participate in the Plan, the Executive must be employed in an Executive position for at least ninety (90) days during the Performance Period.

4.6 Committee Discretion to Determine Bonuses.    The Committee has the sole discretion to determine the standard or formula pursuant to which reductions are to be made to the Section 162(m) Pool in establishing the EIP Pool, the calculation each Participant’s Bonus (in accordance with Sections 4.1, 4.2 and 4.3) from the EIP Pool, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. The Committee has the sole discretion to reduce an Executive’s Bonus. The Committee may not, however, increase an Executive’s Bonus based upon the reduction of another Executive’s Bonus or otherwise. The Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the Section 162(m) Pool, or the maximum amount permitted to be paid to any individual under Section 4.1 or 4.3 of the Plan for any Performance Period.

4.7 Committee Certification.    No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

4.8 Time of Payment; Deferred Amounts.    Any Bonuses under the Plan shall be paid as soon as practicable (generally within seventy-five (75) days) following the Committee’s determinations under this Section 4.8 and the certification of the Committee’s findings under Section 4.7. Any such payment shall be in cash or cash equivalent or in such other form of equal value on such payment date (including Shares, Restricted Stock, or share equivalents as contemplated by Section 4.9) as the Committee may approve or require, subject to applicable withholding requirements (as provided in Section 4.10) and, if applicable, Section 4.9. Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to compliance with Section

162(m), to compliance with Section 409A of the Code, and to any prior written commitments and to any conditions consistent with Sections 3.3, 4.9 and 6.10 that it deems appropriate), provide to Participants the opportunity to elect to defer the payment of any Bonus under a nonqualified deferred compensation plan.

4.9 Share Payouts of Bonus.    Any Shares, Restricted Stock, or Share-related stock unit payable under a Bonus shall be pursuant to a combined Award under the Plan and the Stock Plan. The number of Shares, Restricted Stock, or stock units (or similar deferred award representing a right to receive Shares) awarded in lieu of all or any portion of a Bonus shall be equal to the largest whole number of Shares which have an aggregate fair market value no greater than the amount of cash otherwise payable as of the date the cash payment of the Bonus would have been made. For this purpose, “fair market value” shall have the meaning set forth in the Stock Plan. Any such Shares, Restricted Stock, or stock units (or similar rights) shall thereafter be subject to adjustments for changes in corporate capitalization as provided in the Stock Plan.

4.10 Tax Withholding.    The Company shall withhold from any amounts payable under this Plan, or from any other compensation payable to the Participant, any and all federal, state and local income taxes, the Participant’s share of FICA and other employment taxes, and any other taxes that are required to be withheld from such payment under applicable law.

4.11 Unpaid Leave of Absence.    If a Participant takes an unpaid leave of absence from the Company or a Subsidiary, at the discretion of the Committee, the Bonus may be proportionately adjusted based on the period of Participant’s actual service during the Performance Period.

5.    Vesting and Termination of Awards

5.1 Vesting or Termination.    Except as otherwise set forth in the Plan, in the event the Participant’s employment with the Company and its Subsidiaries terminates during a Performance Period or thereafter prior to payment of Bonuses relating thereto, each Award shall be vested or shall terminate on such terms and conditions as the Committee shall establish- with respect to the Award.

5.2 Termination of Employment for Cause.    If a Participant’s employment with the Company or a Subsidiary is terminated for Cause or if a Participant engages in misconduct defined as Cause either before voluntary terminating employment or after terminating employment, any Award held by such Participant shall terminate immediately upon the Company giving notice to the Participant either that the Participant has been terminated for Cause or that the Participant has engaged in misconduct defined as Cause. The Committee shall be the sole judge of whether the Participant’s employment is terminated for Cause or the Participant has engaged in misconduct defined as Cause.

5.3 Termination of Employment due to Death and Disability.    If a Participant’s employment with the Company or a Subsidiary is terminated due to death or Disability, then the Participant shall be eligible to receive payment of a pro-rated Award within ninety (90) days of the termination date, or such shorter or longer time period as may be determined by the Committee, but only to the extent that the Award was earned on the termination date. The pro-rated value of the Award shall be calculated based upon the target value of the individual Award, rather than the EIP Pool (as the EIP Pool may not be established prior to the payment date.)

5.4 Termination of Employment due to Retirement.    If a Participant’s employment with the Company or a Subsidiary is terminated due to retirement after attaining age sixty-two (62) years, then the Participant shall be eligible to receive a pro-rated Bonus based on actual performance at the end of the Performance Period, or such shorter period as may be determined by the Committee, in order to receive a pro-rated Bonus.

6.    General Provisions

6.1 No Right to Awards or Continued Employment.    Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 6.1, any predecessor or subsidiary), the Board or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an Award or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Nothing in this Section 6.1, however, is intended to adversely affect any express independent right of any person under a separate employment agreement. Notwithstanding any other provision hereof and notwithstanding the fact that criteria have been attained and/or the individual maximum amounts hereunder have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.

6.2 Subsequent Awards.    The designation of a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the Performance Period. Moreover, designation of a Participant for a particular Performance Period shall not require designation of such Participant for any subsequent Performance Period, and designation of one Participant for any Performance Period shall not require designation of any other Participant in such Performance Period or in any other Performance Period.

6.3 Discretion of Company, Board and Committee.    Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

6.4 Arbitration.    All claims, disputes and other matters in question arising out of or relating to this Plan shall be resolved by binding arbitration before an arbitrator, selected by the mutual agreement of the parties, from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that an arbitrator, selected by the mutual agreement of the parties, from the American Arbitration Association (“AAA”), in San Francisco, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to the dispute and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS, or if there are none, the commercial rules and procedures used or established by AAA. Notwithstanding anything to the contrary in the JAMS (or AAA) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Section 6.5 below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA) unless required otherwise by applicable law. Any award rendered by JAMS (or AAA) shall be final and binding upon the parties, and as applicable, their respective heirs, Beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Palo Alto, California, unless otherwise agreed to by the parties.

6.5 Attorneys Fees.    In the event of any arbitration or litigation concerning any controversy, claim or dispute arising out of or relating to this Plan, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

6.6 No Funding of Plan.    The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an

“unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

6.7 Non-Transferability of Benefits and Interests.    Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 6.7 shall not apply to an assignment of a contingency or payment due (i) after the death of an Participant to the deceased Participant’s legal representative or beneficiary or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

6.8 Law to Govern.    All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

6.9 Non-Exclusivity.    The Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, including, without limitation, the issuance of restricted stock or restricted stock units or any other awards under the Stock Plan.

6.10 Section 162(m) Conditions; Bifurcation of Plan.    It is the intent of the Company that the Plan and Awards made hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

7.    Amendment, Suspension or Termination

7.1 Amendment, Suspensions, or Termination of the Plan.    The Board or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment shall be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable provisions of Section 162(m).

8.    Effective Date

8.1 Effective Date of the Plan.    The Plan shall be effective as of January 1, 2005, subject to the approval of the shareholders of the Company.

Annual Meeting of Shareholders Tuesday, May 31, 2005 9:30 a.m. Crowne Plaza Cabana Palo Alto 4290 El Camino Real Palo Alto, California 94306 (650) 857-0787

Electronic Access to Proxy Materials

If you consented to access your proxy information electronically, you may view it by going to Greater Bay Bancorp’s website. You can get there by typing in this address http://www.gbbk.com and clicking on the 2004 Annual Report/2005 Proxy Statement tab located on the Greater Bay Bancorp home page.

If you would like to access Greater Bay Bancorp’s proxy materials electronically next year, go to the following Consent site address: http://www.econsent.com/gbbk. You will need your account number, which is located on the mailing label on the reverse side of this proxy, and your social security or tax identification number.

1900 University Avenue, 6th Floor

East Palo Alto, CA 94303

PROXY

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 31, 2005.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint James S. Westfall and Linda M. Iannone, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. The Board of Directors at present knows of no other business to be presented by or on behalf of Greater Bay Bancorp or the Board of Directors at the meeting.

Shares represented by this proxy will be voted as directed by the shareholder. If no directions are indicated, the proxies will have authority to vote “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposal 5. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 30, 2005.

•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/gbbk — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 30, 2005.

•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Greater Bay Bancorp, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote “FOR” Proposals 1, 2, 3 and 4 and a Vote “AGAINST” Proposal 5.

1.	Election of directors:	01 John M. Gatto 03 Byron A. Scordelis 05 James C. Thompson	02 Daniel C. Libarle 04 Donald H. Seiler	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please Fold Here

2.	Approval of the 2005 Long Term Incentive Plan.	☐ For	☐ Against	☐ Abstain
3.	Approval of the 2005 Executive Incentive Plan.	☐ For	☐ Against	☐ Abstain
4.	Ratification of appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2005.	☐ For	☐ Against	☐ Abstain
5.	Shareholder proposal to restrict use of Preferred Stock.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSAL 5.

Address Change? Mark Box ☐ Indicate changes below:

☐ I Plan to attend the Meeting
Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.